UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MONOTYPE IMAGING HOLDINGS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 12, 2010

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders (the “Annual Meeting”) of Monotype Imaging Holdings Inc. (the “Company”) to be held at 9:00 a.m., local time, on Thursday, May 13, 2010 at the offices of Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109.

At this Annual Meeting, the agenda includes:

1. The election of two Class I directors for three-year terms;

2. To ratify the audit committee’s appointment of Ernst & Young LLP as the Company’s independent auditors for 2010; and

3. To consider and vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Details regarding the matters to be acted upon at this Annual Meeting appear in the accompanying Proxy Statement. Please give this material your careful attention.

If you are a stockholder of record, please vote in one of the following three ways whether or not you plan to attend the Annual Meeting: (1) by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-prepaid envelope, (2) by completing your proxy using the toll-free telephone number listed on the proxy card, or (3) by completing your proxy on the Internet by following the instructions on your proxy card. It is important that your shares be voted whether or not you attend the meeting in person. Votes made by phone or on the Internet must be received by 11:59 p.m., local time, on May 12, 2010. If you attend the Annual Meeting, you may vote in person even if you have previously returned your proxy card or completed your proxy by phone or on the Internet. Your prompt cooperation will be greatly appreciated.

Very truly yours,

Douglas J. Shaw President and Chief Executive Officer

500 Unicorn Park Drive

Woburn, Massachusetts 01801

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 13, 2010

NOTICE IS HEREBY GIVEN that the 20010 Annual Meeting of Stockholders (the “Annual Meeting”) of Monotype Imaging Holdings Inc., a Delaware corporation (the “Company”), will be held on May 13, 2010, at 9:00 a.m. local time at the offices of Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109, for the following purposes:

1. To elect two Class I directors nominated by the board of directors to serve until the 2013 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified or until their earlier resignation or removal from among the following nominees: Robert M. Givens and Roger J. Heinen, Jr.

2. To ratify the audit committee’s appointment of Ernst & Young LLP as the Company’s independent auditors for 2010; and

3. To transact such other business as may be properly brought before the Annual Meeting and at any postponements or adjournments thereof.

Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later postponement or adjournment, the Annual Meeting may be postponed or adjourned.

The board of directors has fixed the close of business on March 25, 2010 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof. Only holders of record of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), at that time will be entitled to receive notice of and to vote at the Annual Meeting and at any postponements or adjournments thereof.

You are requested to authorize a proxy to vote your shares by filling in and signing the enclosed proxy card, which is being solicited by the board of directors, and by mailing it promptly in the enclosed postage-prepaid envelope. You may also authorize a proxy to vote your shares by telephone or over the Internet by following the instructions on your proxy card. Votes made by phone or on the Internet must be received by 11:59 p.m., local time, on May 12, 2010. Any proxy delivered by a holder of Common Stock may be revoked by a writing delivered to the Company stating that the proxy is revoked or by delivery of a properly executed, later dated proxy. Holders of record of Common Stock who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy or authorized a proxy by telephone or over the Internet, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously delivered proxy.

By Order of the Board of Directors,

Janet M. Dunlap
Vice President, General Counsel and Secretary

Woburn, Massachusetts

April 12, 2010

Proxy Statement

Monotype Imaging Holdings Inc.

500 Unicorn Park Drive

Woburn, Massachusetts 01801

PROXY STATEMENT

FOR 2010 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 13, 2010

I.  SOME QUESTIONS YOU MAY HAVE REGARDING THIS PROXY STATEMENT

Q.	Why am I receiving these materials?

A.	This Proxy Statement and the accompanying Notice of Annual Meeting and proxy card are first being sent to stockholders on or about April 12, 2010. The accompanying proxy is solicited on behalf of the board of directors of the Company. We are providing these proxy materials to you in connection with our 2010 Annual Meeting of Stockholders of the Company to be held on May 13, 2010, at 9:00 a.m. local time at Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109, and any postponements or adjournments thereof (the “Annual Meeting”). As a stockholder of the Company, you are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals described in this Proxy Statement.

Q.	Who may vote at the Annual Meeting?

A.	You may vote all the shares of our Common Stock (the “Common Stock”) that you owned at the close of business on March 25, 2010 (the “Record Date”). On the Record Date, the Company had 34,909,784 shares of Common Stock outstanding and entitled to vote at the meeting. You may cast one vote for each share of Common Stock held by you on all matters.

Q.	What constitutes a quorum at the Annual Meeting?

A.	The presence, in person or by proxy, of holders of a majority of all of the shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. A “broker non-vote” refers to a share represented at the Annual Meeting which is held by a broker or other nominee who has not received instructions from the beneficial owner or person entitled to vote such share and with respect to which, on one or more but not all proposals, such broker or nominee does not have discretionary voting power to vote such share.

Q.	What proposals will be voted on at the Annual Meeting?

A.	At the Annual Meeting, stockholders will be asked to: (1) elect two Class I directors of the Company, (2) ratify Ernst & Young as the Company’s independent auditors for 2010, and (3) transact such other business as may be properly brought before the Annual Meeting.

Q.	How does the board of directors recommend I vote?

A.	Please see the information included in the Proxy Statement relating to the proposals to be submitted to the vote of our stockholders. Our board of directors recommends that you vote “FOR” each of the proposals.

Q.	How do I vote?

A.	Whether you hold shares directly as the stockholder of record or indirectly as the beneficial owner of shares held for you by a broker or other nominee (i.e., in “street name”), you may direct your vote without attending the Annual Meeting. You may vote by granting a proxy or, for shares you hold in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this either over the Internet, by telephone or by mail. Please refer to the summary instructions below and those included on your proxy card or, for shares you hold in street name, the voting instruction card provided by your broker or nominee.

By Internet—If you have Internet access, you may authorize your proxy from any location in the world by following the “By Internet” instructions on the proxy card, or, if applicable, the Internet voting instructions that may be described on the voting instruction card sent to you by your broker or nominee.

By Telephone—If you live in the United States or Canada, you may authorize your proxy by following the “By Telephone” instructions on the proxy card, or, if applicable, the telephone voting instructions that may be described on the voting instruction card sent to you by your broker or nominee.

By Mail—You may authorize your proxy by signing your proxy card and mailing it in the enclosed, postage-prepaid and addressed envelope. For shares you hold in street name, you may sign the voting instruction card included by your broker or nominee and mail it in the envelope provided.

You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may do this by granting a new properly executed and later dated proxy, by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting without further action will not cause your previously granted proxy to be revoked. You may change your proxy instructions for shares you beneficially own by submitting new voting instructions to your broker or nominee.

The persons named as attorneys-in-fact in the proxy card, Douglas J. Shaw and Scott E. Landers, were selected by the board of directors and are officers of the Company. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted by such persons at the Annual Meeting. If a properly signed proxy is submitted but not marked, the proxy will be voted FOR the proposals described in this Proxy Statement. It is not anticipated that any matters other than those set forth in the Proxy Statement will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in the discretion of the proxy holders.

Q.	What else is included with this Proxy Statement?

A.	The Company’s 2010 Annual Report to Stockholders, including financial statements for the year ended December 31, 2009, is being mailed to stockholders concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation material.

A copy of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), including all exhibits to such Annual Report, may be obtained free of charge by writing to Monotype Imaging Holdings Inc., 500 Unicorn Park Drive, Woburn, Massachusetts 01801, Attention: Chief Financial Officer or by accessing the “Investor Relations” section of the Company’s website (www.monotypeimaging.com).

II. PROPOSALS

PROPOSAL ONE

ELECTION OF DIRECTORS

The board of directors consists of seven members. The Company’s certificate of incorporation divides the board of directors into three classes. One class is elected each year for a three year term. The board of directors, upon the recommendation of the nominating and corporate governance committee, has nominated Robert M. Givens and Roger J. Heinen, Jr. (each a “Nominee”, and collectively the “Nominees”) and recommended that each be elected to the board of directors as a Class I director, each to serve until the 2013 Annual Meeting of Stockholders and until their successors are duly elected and qualified or until their earlier death, resignation or removal. Messrs. Givens and Heinen are currently Class I directors whose terms expire at this Annual Meeting. The board of directors anticipates that each of the Nominees, if elected, will serve as a director. Each of the persons nominated has consented in writing to be named in this Proxy Statement and to serve as a director if elected.

This proposal relates solely to the election of two Class I directors nominated by the board of directors and does not include any other matters relating to the election of directors, including without limitation, the election of directors nominated by any stockholder of the Company.

The Board of Directors recommends that stockholders vote FOR the election of the director nominees.

Information Regarding Nominees

The following table sets forth the Nominees to be elected at the Annual Meeting, our other current directors, the year each such Nominee or director was first elected a director, the positions with the Company currently held by each Nominee or director, the year each Nominee’s or director’s current term will expire and each Nominee’s or director’s current class:

Nominee’s or Director’s Name and Year First Became a Director	Position(s) with the Company	Year Current Term Will Expire	Current Class of Director
Nominees for Class I Directors:
Robert M. Givens—2004	Chairman of the Board of Directors	2010	I
Roger J. Heinen, Jr.—2006	Director	2010	I

Current Directors:
Douglas J. Shaw—2004	President, Chief Executive Officer and Director	2011	II
Peter J. Simone—2006	Director	2011	II
Robert L. Lentz—2008	Director	2011	II
A. Bruce Johnston—2004	Director	2012	III
Pamela F. Lenehan—2006	Director	2012	III

The following biographical descriptions set forth information with respect to the Nominees for election as Class I directors, based on information furnished to the Company by each Nominee. Biographical information for the remainder of our current directors is included beginning on page 6 of this Proxy Statement. There is no family relationship between any director, Nominee, or executive officer of the Company.

Robert M. Givens. Mr. Givens has served as a member of our board of directors since we were acquired by TA Associates, Inc., from Agfa Corporation in November 2004 and has served as Chairman of the board of directors since November 2006. From November 2004 until December 2006, Mr. Givens served as our President and Chief Executive Officer. From October 1988 until November 2004, Mr. Givens served in various capacities with Agfa Corporation and, beginning in 2000, as President of Agfa Monotype. From September 1975 until it was acquired by Agfa Corporation in 1988, Mr. Givens was employed by Compugraphic Corporation. He co-founded the Font Technologies division of Compugraphic Corporation with Mr. Shaw in October 1986. Mr. Givens holds a bachelor’s degree in biology from Millikin University and a master’s degree from Indiana University in higher education/student personnel. Mr. Givens has significant experience in both the typographic and software industries as well as in running and growing a technology company as a member of an executive management team.

Roger J. Heinen, Jr. Mr. Heinen has served as a member of our board of directors since September 2006. Mr. Heinen served as a director of Progress Software Corporation from April 1999 until May 2009. From January 1993 until March 1996, Mr. Heinen was a Senior Vice President in the Developer Division of Microsoft Corporation. From December 1989 until January 1993, he served as Senior Vice President of Apple Computer’s Software Division. Mr. Heinen received a bachelor’s degree in computer science from Worcester Polytechnic Institute, a S.E.P. from Stanford University, and a PhD, Hon. from Worcester Polytechnic Institute. Mr. Heinen has both prior experience serving on the board of directors of technology companies as well as prior operational and engineering experience in the software industry.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The audit committee of the board of directors has appointed Ernst & Young LLP (“Ernst & Young”) as the independent auditors of the Company to examine the financial statements of the Company and its subsidiaries for the year ending December 31, 2010. During 2009, Ernst & Young examined the financial statements of the Company and its subsidiaries, including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2009. The board of directors recommends ratification of the appointment of Ernst & Young. The favorable vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting will be required for such ratification.

Although stockholder approval of this appointment is not required by law or binding on the audit committee, the audit committee believes that stockholders should be given the opportunity to express their views. If the stockholders do not ratify the appointment of Ernst & Young as the Company’s independent auditors, the audit committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young.

It is expected that representatives of Ernst & Young will attend the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to answer appropriate questions.

The Board of Directors recommends that stockholders vote FOR the ratification of this appointment.

REQUIRED VOTE AND RECOMMENDATION

Only holders of record of the Company’s Common Stock as of the close of business on the Record Date are entitled to vote on these proposals. Proxies will be voted FOR these proposals unless contrary instructions are set forth on the enclosed proxy card. The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of the Company’s Common Stock voted in the election of directors. Withheld votes will have no effect in the election of nominees for directors. The appointment of Ernst & Young will be ratified if the votes cast in favor of ratification exceed the number of votes cast against ratification. Abstentions will have no effect on the proposal to ratify the appointment of Ernst & Young LLP.

If your shares of the Company’s Common Stock are held for you by a broker or other nominee (i.e., in “street name”), and you do not give your broker specific voting instructions, your broker may vote your shares in its discretion only on “routine matters.” The Company believes that the ratification of the appointment of our independent auditors is a routine matter on which brokers will be permitted to vote on behalf of their clients if no voting instructions are provided by the clients. The Company believes that the election of directors is not a routine matter. Thus, if you do not provide voting instructions to your broker regarding Proposal One, your shares will not be voted by your broker.

OTHER MATTERS

The board of directors does not know of any matters other than those described in this Proxy Statement which will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in the discretion of the proxy holders.

Regardless of the number of shares you own, your vote is important to the Company. Please complete, sign, date and promptly return the enclosed proxy card or authorize a proxy by telephone or over the Internet to vote your shares by following the instructions on your proxy card.

III. MANAGEMENT AND DIRECTORS, CORPORATE GOVERNANCE AND RELATED MATTERS

Executive Officers and Directors

The following table sets forth information regarding our directors and executive officers, including their ages, as of January 31, 2010:

Name	Age	Position
Douglas J. Shaw	54	President and Chief Executive Officer and Director
Scott E. Landers	39	Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary
John L. Seguin	55	Executive Vice President
Janet M. Dunlap	45	Vice President, General Counsel and Secretary
Daniel Gerron	43	Vice President, Business Development
Steven R. Martin	47	Vice President, Engineering and Development
John H. McCallum	53	Vice President and General Manager, Creative Professional Managing Director, Monotype Imaging Ltd.
David L. McCarthy	52	Vice President and General Manager, Printer Imaging
Patricia J. Money	53	Vice President, Human Resources
Robert M. Givens	65	Chairman of the Board of Directors
A. Bruce Johnston (1)(3)	50	Director
Roger J. Heinen, Jr. (1)(3)	58	Director
Pamela F. Lenehan (2)(3)	57	Director
Robert L. Lentz (2)	59	Director
Peter J. Simone (1)(2)	62	Director

(1)	Member of the nominating and corporate governance committee.
(2)	Member of the audit committee.
(3)	Member of the compensation committee.

The following biographical descriptions set forth information with respect to the directors and executive officers of the Company (other than the information with respect to the Nominees which is set forth above), based on information furnished to the Company by each officer and director. We have also described the particular experience of each of our directors that we believe strengthens the diversity of our board of directors and the directors’ collective qualifications and skills. Officers of the Company are elected annually at the first meeting of the board of directors following each annual meeting of stockholders. Each officer holds office until the first meeting of the board of directors following the next annual meeting of stockholders and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal in the manner provided in the Company’s by-laws.

Douglas J. Shaw. Mr. Shaw has served as our President and Chief Executive Officer since January 2007. From November 2004 until December 2006, he served as our Senior Vice President and has served as a member of our board of directors since we were acquired by TA Associates, Inc., from Agfa Corporation in November 2004. From October 1988 until November 2004, Mr. Shaw served in various capacities with Agfa Corporation and, beginning in 2000, as the Senior Vice President of Agfa Monotype. From May 1981 until it was acquired by Agfa Corporation in 1988, Mr. Shaw was employed by Compugraphic Corp. He co-founded the Font Technologies division of Compugraphic Corp. with Mr. Givens, the chairman of our board of directors, in October 1986. Mr. Shaw holds a bachelor’s degree in accounting from Boston College and a master’s degree in business administration from Babson College. Mr. Shaw possesses particular knowledge and experience in both the typographic and software industries.

Scott E. Landers. Mr. Landers has served as our Senior Vice President and Chief Financial Officer since July 2008. From September 2007 to July 2008, Mr. Landers served as Vice President of Global Finance at

Pitney Bowes Software, a leading global provider of location intelligence solutions, where he was responsible for worldwide accounting, financial reporting, budgeting and financial analysis. From April 2007 to September 2007, Mr. Landers served as Vice President of Finance and Administration, responsible for worldwide accounting, financial and SEC reporting, budgeting and financial analysis, treasury and tax for Pitney Bowes MapInfo Corporation. Prior to that, Mr. Landers served as Vice President of Finance and Corporate Controller at MapInfo Corporation from June 2003 to April 2007, where he was responsible for day to day accounting and finance operations, until it was acquired by Pitney Bowes. Mr. Landers has sat on the board of directors of Bridgeline Software since January 2010, and became a member of the audit committee of Bridgeline Software in February 2010. Mr. Landers is a certified public accountant and holds a bachelor’s degree in accounting from Le Moyne College and a master’s degree in business administration from The College of Saint Rose.

John L. Seguin. Mr. Seguin has served as our Executive Vice President, responsible for our OEM business, since August 2006. From November 2004 until August 2006, he served as our Senior Vice President and General Manager, Display Imaging. From July 2004 until November 2004, Mr. Seguin was Senior Vice President and General Manager, Display Imaging at Agfa Monotype. From February 2004 until May 2004, Mr. Seguin was Vice President, Worldwide Sales of Sand Video Inc., a developer of advanced video compression semiconductor technology for a broad range of consumer digital video applications, until its acquisition by Broadcom Inc. From March 1999 until February 2004, Mr. Seguin served in various executive capacities at Xionics Document Technologies, Inc., a provider of embedded software solutions for printer and copier OEMs, and its successors Oak Technology, Inc., a supplier of semiconductor chips for optical storage devices, digital televisions and multi-function printers, and Zoran Corporation, a developer and manufacturer of chips that are used in a wide range of consumer electronics, including as Vice President, Worldwide Sales and Marketing for the Imaging Division. Mr. Seguin holds a bachelor’s degree in marketing from Southeastern Massachusetts University and a master’s degree in business administration from Suffolk University.

Janet M. Dunlap. Ms. Dunlap has served as our General Counsel since September 2006 and as a Vice President since March 2010. From October 2000 until September 2006, Ms. Dunlap was a partner at Goodwin Procter LLP. From September 1993 until October 2000, Ms. Dunlap was an associate at Goodwin Procter LLP. Ms. Dunlap holds a bachelor’s degree in economics from Franklin and Marshall College and a juris doctorate from Boston College Law School.

Daniel T. Gerron. Mr. Gerron has served as our Vice President, Business Development since September 2008. From April 2007 to September 2008, Mr. Gerron served as Vice President of Mergers and Acquisitions at Pitney Bowes Inc., a leading global provider of mail processing equipment and integrated mail solutions. Prior to that, Mr. Gerron served as Vice President of Business Planning from October 2002 to April 2007 at MapInfo Corporation until it was purchased by Pitney Bowes in April 2007. Mr. Gerron holds a bachelor’s degree in Asian studies and a master’s degree in business administration from the University of Texas at Austin.

Steven R. Martin. Mr. Martin has served as our Vice President, Engineering and Development since March 2005. From January 2004 until March 2005, Mr. Martin served as the Director of Engineering at Newmarket International, a provider of enterprise software solutions to the global hospitality and entertainment industries. From 1993 until December 2003, Mr. Martin served in various capacities with Nuance Communications, Inc. (previously ScanSoft, Inc.), a software company known for its speech recognition and speech synthesis software, including as Vice President, New Product Development for Nuance’s optical character recognition and imaging division from February 2001 until December 2003. Mr. Martin holds a bachelor’s degree in computer science from Fitchburg State College and a master’s degree in computer science from George Washington University.

John H. McCallum. Mr. McCallum has served as our Vice President and General Manager, Creative Professional since July 2009. Since January 1995 he has also served as the Managing Director, Monotype

Imaging Ltd, our subsidiary located in the United Kingdom. Mr. McCallum has been with Monotype Imaging Ltd. and its predecessors since May 1993.

David L. McCarthy. Mr. McCarthy has served as our Vice President and General Manager, Printer Imaging since July 2009. Prior to that, he served as our Vice President and General Manager, OEM Sales from August 2006 to June 2009. He served as our Vice President and General Manager, Printer Imaging between November 2004 and August 2006. From September 2002 until November 2004, Mr. McCarthy served as the Vice President and General Manager, Printer Imaging at Agfa Monotype. From November 1999 until September 2002, Mr. McCarthy served as Vice President, OEM Sales at Agfa Corporation. From December 1997 until October 1999, Mr. McCarthy served in various capacities with Agfa Corporation. Mr. McCarthy has been with us and our predecessors since March 1990.

Patricia J. Money. Ms. Money has served as our Vice President, Human Resources since August 2006. From November 2004 until August 2006 she served as our Human Resources Director. From January 2001 until November 2004 she served as Human Resources Director at Agfa Monotype and from March 2000 until December 2000 she served as Human Resources Manager at Agfa Corporation. Ms. Money holds a bachelor’s degree in business administration from the University of Memphis and is a certified Senior Professional in Human Resources.

A. Bruce Johnston. Mr. Johnston has served as a member of our board of directors since we were acquired by TA Associates, Inc. from Agfa Corporation in November 2004. He served as chairman of the board of directors from November 2004 until November 2006. Mr. Johnston was employed at TA Associates, Inc., a private equity firm, from June 1992 until September 1999. From September 1999 until September 2001, Mr. Johnston served as President of idealab! Boston, a technology incubator. In September 2001, Mr. Johnston rejoined TA Associates, Inc., and has served as Managing Director since then. Mr. Johnston received a bachelor’s degree in electrical engineering from Duke University and a master’s degree in business administration from Pennsylvania State University. Mr. Johnston possesses particular knowledge and experience in the software industry, specialized knowledge of the Company as a private investor, and significant board level service.

Pamela F. Lenehan. Ms. Lenehan has served as a member of our board of directors since September 2006. Ms. Lenehan has served as President of Ridge Hill Consulting, LLC, a strategy consulting firm, since June 2002. From September 2001 until June 2002, Ms. Lenehan was self-employed as a private investor. From March 2000 until September 2001, Ms. Lenehan served as Vice President and Chief Financial Officer of Convergent Networks, Inc., a manufacturer of switching equipment. From February 1995 until January 2000, she was Senior Vice President, Corporate Development and Treasurer of Oak Industries, Inc., a manufacturer of telecommunications components. Prior to that time, Ms. Lenehan was a Managing Director in Credit Suisse First Boston’s Investment Banking division and a Vice President of Corporate Banking at Chase Manhattan Bank. Ms. Lenehan has also been a member of the board of directors of Spartech Corporation, a processor of engineered thermoplastics, since 2004 and National Mentor Holdings, Inc., a provider of services for individuals with developmental disabilities and acquired brain injury since 2008. Ms. Lenehan was a member of the board of directors for Avid Technology from April 2001 to December 2007. Ms. Lenehan received a bachelor’s degree in mathematical economics and a master’s degree in economics from Brown University. Ms. Lenehan possesses particular knowledge and experience in debt and equity financings, mergers and acquisitions and significant board level service.

Robert L. Lentz. Mr. Lentz has served as a member of our board of directors since August 2008. Mr. Lentz has served as an independent consultant since March 2009 and is currently the interim Chief Executive Officer of Digital Reef, Inc. Prior to that, Mr. Lentz served as President and Chief Executive Officer of Permission TV, Inc., an online video platform provider from September 2006 to March 2009. From September 2003 to September 2006, Mr. Lentz was the Senior Vice President of Operations and Chief Financial Officer of OATSystems, Inc., a provider of radio-frequency identification (RFID) software for supply chain management systems, which was acquired by Checkpoint Software

Technologies Ltd. Prior to that, Mr. Lentz was Senior Vice President, Operations and Chief Financial Officer of eRoom Technology, a supplier of web-based collaborative workspace solutions, which was acquired by Documentum, Inc. Mr. Lentz is a certified public accountant and holds a bachelor’s degree from Northeastern University in business administration and a master’s degree from Babson College in business administration. Mr. Lentz possesses particular knowledge and experience, including prior operational and leadership experience, in the software industry as well as specific experience in the Company’s end-user industries.

Peter J. Simone. Mr. Simone has served as a member of our board of directors since March 2006. Mr. Simone has served as an investment consultant and as a consultant to numerous private companies since February 2001. From June 2001 to December 2002, Mr. Simone was Executive Chairman of SpeedFam-IPEC, Inc., a semiconductor equipment company which was acquired by Novellus Systems, Inc. From February 2000 until February 2001, he served as a director and President of Active Controls Experts, Inc. He served as President, Chief Executive Officer and director of Xionics Document Technologies, Inc. from April 1997 until Xionics’ acquisition by Oak Technology, Inc., in January 2000. Mr. Simone serves on the board of directors of Newport Corporation, a technology supplier to several industries including microelectronics manufacturing and communications, Veeco Instruments, Inc., an equipment developer and supplier to various industries including data storage and semiconductors, and Cymer, Inc., a supplier of excimer light sources, as well as several privately held companies. Mr. Simone sat on the board of Sanmina-SCI Corporation from 2003 through 2008. Mr. Simone is also a member of the board of directors of several private technology companies and the Massachusetts High Technology Council. In addition, he is vice president of the board of Walker Home and School for Children. Mr. Simone holds a bachelor’s degree in accounting from Bentley College and a master’s degree in business administration from Babson College. Mr. Simone possesses particular knowledge and operational experience across several industries as well as broad experience in financial markets.

Board of Directors

Structure

Our certificate of incorporation provides for a classified board of directors consisting of three staggered classes of directors (Class I, Class II and Class III). The members of each class of our board of directors serve until their successors have been elected and qualified, or until the earlier of their death, resignation or removal. Our seven directors are classified as follows: two Class I directors (currently Messrs. Givens and Heinen), three Class II directors (currently Messrs. Shaw, Simone and Lentz), and two Class III directors (currently Mr. Johnston and Ms. Lenehan), whose current terms will expire at the annual meetings of stockholders held in 2010, 2011 and 2012, respectively. A classified board of directors could have the effect of making it more difficult for a third party to acquire control of us.

Our board of directors is currently comprised of six independent directors and one employee director. Mr. Shaw, our employee director, has served as our president and chief executive officer since January 2007, and has been a member of our board since November 2004. Mr. Shaw’s position as president and chief executive officer is separate from the position of chairman of the board of directors, which is held by Mr. Givens, who served as our president and chief executive officer from November 2004 until December 2006. We believe our board leadership structure is optimal for the Company because our chairman of the board is, based upon his years of industry experience and his role as co-founder of the Company, uniquely able to provide strategic guidance to and oversight of our president and chief executive officer. As our lead director, Mr. Givens also serves as a liaison between the board of directors and our chief executive officer.

Our board conducts an annual self-evaluation in order to determine whether it and its committees are functioning effectively. As part of this annual self-evaluation, the board evaluates whether the current leadership structure continues to be optimal for the Company and its stockholders.

2009 Meetings and Executive Sessions of Independent Directors

The board of directors met eleven times during 2009. In 2009, each of the directors attended at least 80% of the total number of meetings of the board of directors and meetings of the committees of the board of directors of which he or she was a member, with the exception of Mr. Johnston who attended 71% of the meetings of the compensation committee. Prior to July 2009 when the compensation committee delegated authority to the president and chief executive officer to grant certain equity awards to employees of the Company, in addition to its regularly scheduled meetings, the committee met monthly to approve such equity awards.

The board of directors schedules regular executive sessions at each of its regularly scheduled meetings in which the Company’s non-employee directors meet without management participation. In 2009, an executive session of the independent directors was held at least one time following a regularly scheduled in-person meeting of the board of directors. Any such executive session included only those directors who met the independence requirements promulgated by the NASDAQ Global Select Market and Mr. Johnston was responsible for chairing such executive session.

Independence of Members of the Board of Directors

Mr. Johnston is a Managing Director of TA Associates, Inc., and serves on our board of directors. Mr. Shaw serves as our President and Chief Executive Officer and serves on our board of directors. Our board of directors has considered the relationships of all directors and, where applicable, the transactions involving them described in the section entitled “Certain Business Relationships and Transactions” beginning on page 18 of this Proxy Statement, and determined that none of the directors, with the exception of Mr. Shaw, have any relationship that would interfere with the exercise of independent judgment in carrying out his or her responsibility as a director and that each director qualifies as an independent director under the applicable rules of the NASDAQ Global Select Market and the SEC.

Risk Oversight

Our board of directors has oversight of our risk management program, working directly with our internal risk management committee comprised of members of our senior management team. In addition, the audit committee has oversight responsibility for our risk identification and prioritization process, our Sarbanes-Oxley Act of 2002 compliance program and our internal audit function. Finally, the compensation committee has oversight of risk considerations with respect to our compensation programs, including working directly with management to determine whether such programs improperly encourage management to take risks relating to the business and/or whether risks arising from our compensation programs are reasonably likely to have a material adverse effect on the Company. Our board of directors believes that this shared oversight is appropriate, rather than consolidation of responsibility with a single board level risk management committee.

Our internal risk management committee is charged with ensuring that our risk management program, comprised of strategic, operational, financial and legal risk identification and prioritization, as well as active risk management and mitigation, is reflected in the Company’s policies and actions as well as enabling consistent communication with our board of directors and across the organization. The Company’s management is responsible for day-to-day risk management and implementation of Company policies, with monitoring and testing of Company-wide policies and procedures overseen by our internal audit function.

Committees of the Board of Directors

The board of directors has three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. The composition and function of each of our committees comply with the applicable rules of the SEC and the NASDAQ Global Select Market. The board of directors has adopted a written charter for each of these committees which may be obtained free of charge by accessing the “Investor Relations” section of the Company’s website (www.monotypeimaging.com) or by writing to Monotype Imaging Holdings Inc., 500 Unicorn Park Drive, Woburn, Massachusetts 01801, Attention: Chief Financial Officer.

Audit Committee

Ms. Lenehan and Messrs. Lentz and Simone currently serve on the audit committee. Mr. Simone serves as chair of the audit committee. The audit committee met six times during 2009. The audit committee’s responsibilities include, but are not limited to:

•	reviewing and assessing the adequacy of the audit committee charter;

•	evaluating its own performance and reporting the results of such evaluation to our board of directors;

•	appointing, retaining, terminating, approving the compensation of, and evaluating the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from the independent registered public accounting firm;

•	approving all audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	meeting independently with our independent registered public accounting firm;

•	reviewing and coordinating the oversight of our internal control over financial reporting;

•	establishing and overseeing the adequacy of procedures for receipt, retention and treatment of complaints and the submission by employees of concerns regarding accounting or auditing matters;

•	conducting an appropriate review and approval of all related party transactions for potential conflict of interest situations on an ongoing basis;

•	making regular reports to our board of directors; and

•	preparing the audit committee report required by SEC rules to be included in our proxy statements.

Our board of directors has determined that Mr. Simone qualifies as an “audit committee financial expert” as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the applicable rules of the NASDAQ Global Select Market. In making its determination, our board considered the nature and scope of the experiences and responsibilities that Mr. Simone has previously had with reporting companies and, in the opinion of our board of directors, he does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. All members of the audit committee are independent for audit committee purposes under the applicable rules of the NASDAQ Global Select Market and the SEC.

Our audit committee is also responsible for our policies and procedures for the review, approval and ratification of transactions between the Company and our directors, director nominees, executive officers, security holders that beneficially own more than 5% of any class of our voting securities, or the immediate family members of any of these persons, or related person transactions, under our written related person transaction approval policy.

A list of related persons is available to our employees and executives who are involved with or familiar with the transactions, contracts or other legal or business arrangements that we have entered into or propose to enter into from time to time. This list is updated and cross-checked periodically to ensure it does not contain parties involved in proposed or ongoing transactions, contracts or other legal or business arrangements with us and will be checked prior to entering into any new transaction, contract or other legal or business arrangement. To the extent that it is determined that we have entered into or may enter into a transaction, contract or other legal or business arrangement (including any modification or addition to an existing contract or arrangement) with a related person, our general counsel is notified.

Prior to our entering into any such transaction or arrangement, our general counsel reviews the applicable rules and determines whether the contemplated transaction or arrangement requires the approval of our board of directors, the audit committee, or both, and, if required, any such approvals will be obtained before the transaction may be consummated. No arrangement with a related person may be entered into unless our general counsel has either (i) specifically confirmed in writing that no further approvals are necessary, or (ii) specifically confirmed in writing that all requisite corporate approvals necessary for us to enter into such arrangement have been obtained.

In the event that a related party transaction requires both board of directors and audit committee approval, the audit committee will first be asked to consider and vote on the transaction. The audit committee would then make a recommendation to the full board of directors for its consideration before the transaction may be entered into.

Compensation Committee

Ms. Lenehan and Messrs. Johnston and Heinen, each of whom is independent as defined under the Exchange Act, Rule 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”) and the rules of the NASDAQ Global Select Market, currently serve on the compensation committee. Ms. Lenehan serves as chair of the compensation committee. The compensation committee met fourteen times during 2009. The compensation committee meets as necessary to approve equity grants to be made to employees upon hire or promotion that exceed the authority granted in July 2009 to the Company’s president and chief executive officer for approval of grants. The compensation committee’s other responsibilities include, but are not limited to:

•	reviewing and assessing the adequacy of the compensation committee charter;

•	evaluating its own performance and reporting the results of such evaluation to our board of directors;

•	reviewing and discussing with management our executive compensation disclosure included in reports and registration statements filed with the SEC and producing required reports;

•	establishing and reviewing our overall management compensation philosophy and policy;

•	reviewing and approving actions with respect to all of our incentive-based compensation, equity-based compensation, pension and other similar plans;

•	reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

•	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining the compensation of our chief executive officer;

•	reviewing and recommending to our board of directors the compensation of our other executive officers and those members of management that report directly to our chief executive officer;

•	making regular reports to our board of directors; and

•	reviewing and making recommendations to our board of directors with respect to director compensation, with guidance from our nominating and corporate governance committee.

The compensation committee may establish and delegate authority to one or more subcommittees consisting of one or more of its members, when the compensation committee deems it appropriate to do so in order to carry out its responsibilities.

Nominating and Corporate Governance Committee

Messrs. Heinen, Johnston and Simone, each of whom is independent as defined under the rules of the NASDAQ Global Select Market, currently serve on the nominating and corporate governance committee. Mr. Heinen serves as chair of the nominating and corporate governance committee. The nominating and corporate governance committee met three times in 2009. The nominating and corporate governance committee’s responsibilities include, but are not limited to:

•	reviewing and assessing the adequacy of the nominating and corporate governance committee charter;

•	evaluating its own performance and reporting the results of such evaluation to our board of directors;

•	developing and recommending to our board of directors criteria for board and committee membership;

•	reviewing our disclosures concerning our policies and procedures for identifying and reviewing board nominee candidates;

•	establishing procedures for identifying and evaluating director candidates including nominees recommended by stockholders;

•	identifying individuals qualified to become board members;

•	establishing procedures for stockholders to submit recommendations for director candidates;

•	recommending to our board of directors the persons to be nominated for election as directors and to each of our committees;

•	developing and recommending to our board of directors a set of corporate governance guidelines and code of business conduct and ethics;

•	developing and overseeing a succession plan for our chief executive officer;

•	making regular reports to our board of directors; and

•	overseeing the evaluation of our board of directors, its committees and management.

As described beginning on page 15 of this Proxy Statement in the section entitled “Policies Governing Director Nominations,” the nominating and corporate governance committee will consider nominees recommended by stockholders.

For more corporate governance information, you are invited to access the Corporate Governance section of the Company’s website available at http://www.monotypeimaging.com.

Compensation Committee Interlocks and Insider Participation

The members of the compensation committee for 2009 were Ms. Lenehan and Messrs. Johnston and Heinen. None of our executive officers serves as a member of the compensation committee, or other committee serving an equivalent function, or as a director of any other entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee. None of the members of our compensation committee has ever been one of our employees.

Director Compensation

Our non-employee directors are compensated with a combination of cash and restricted shares of our Common Stock or options to purchase our Common Stock. Any new non-employee director will receive, upon election to the board of directors, a grant of restricted stock with an aggregate value equal to $120,000 based upon the closing price of our Common Stock on the grant date. The grant will vest quarterly in equal installments over a four year period. Additional equity awards to our non-employee directors are considered and approved by our board of directors at the regularly scheduled meeting prior to our annual meeting of stockholders, with the awards granted on the third business day following such annual meeting. The annual grants will vest on the earlier of the first anniversary of the grant date and our next annual meeting of stockholders.

In 2009, our board of directors restructured the annual compensation paid to non-employee directors resulting in an increase in the overall cash compensation and a decrease in the dollar value of the equity compensation. The board of directors took this action because the number of shares issued to our non-employee directors on an annual basis is based on a set aggregate value for such shares, and the low stock price of our Common Stock in early 2009 would have resulted in the issuance of an unexpectedly large number of shares to our non-employee directors. Thus, in 2009 our board of directors increased the cash compensation paid to each non-employee director from $35,000 per year to $55,000 per year and decreased the dollar value of the compensation paid to each non-employee director in restricted stock from $60,000 to $40,000. The total number of shares of restricted stock granted to each non-employee director is based on the closing price of our Common Stock on the grant date, and the cash compensation for each position of our non-employee directors is paid in equal quarterly installments. In addition to the yearly cash and equity compensation paid to each of our non-employee directors described above, each non-employee director is entitled to reimbursement of reasonable travel expenses for board or committee meetings and Company-related activities that require board member attendance, payment of director-related education expenses and additional cash compensation for their service as chairs of or members of any of the committees of the board of directors as follows:

Chairman of the Board of Directors	$25,000
Member of the Audit Committee	$10,000
Member of the Compensation Committee	$7,500
Member of the Nominating and Corporate Governance Committee	$5,000
Chair of the Audit Committee	$7,500
Chair of the Compensation Committee	$5,000
Chair of the Nominating and Corporate Governance Committee	$3,000

In addition, in March 2010, our board of directors determined that, beginning in 2010, in the event that the number of one-hour meetings of the board of directors or any committee exceeds ten per year, then a per meeting fee of $1,000 will be paid to each non-employee director that attends such additional meeting.

Directors affiliated with TA Associates, Inc., have historically declined to receive board and committee meeting compensation, including equity compensation. It is anticipated that no board or committee fees will be paid, or equity awarded to Mr. Johnston, our non-employee director affiliated with TA Associates Inc., through 2010.

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2009.

Director Compensation Table—2009

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	Total
Robert M. Givens	$75,000	$40,002	$115,002
A. Bruce Johnston	$0	$0	$0
Roger J. Heinen, Jr.	$65,500	$40,002	$105,502
Pamela F. Lenehan	$72,500	$40,002	$112,502
Peter J. Simone	$72,500	$40,002	$112,502
Robert L. Lentz	$60,000	$40,002	$100,002

(1)	Mr. Shaw has been omitted from this table because he received no compensation for serving on our board of directors. Mr. Shaw’s compensation as president and chief executive officer for 2009 is detailed in the Compensation Discussion and Analysis section beginning on page 22 of this Proxy Statement.
(2)	Represents the proportionate amount expensed in 2009 of the total fair value of the 7,477 shares of restricted stock granted on May 19, 2009 to Messrs. Givens, Heinen, Simone, Lentz and Ms. Lenehan. The grant date fair value of these awards and the amounts expensed in 2009 were calculated in accordance with Accounting Standards Codification No. 718, “Compensation—Stock Compensation” (“ASC 718”).

Director Stock Ownership Requirements

Any person who is a director of the Company and who has served as a director for at least three years shall be required to beneficially own a number of shares of our Common Stock with a value at least equal to $120,000. This measurement will be made periodically by our compensation committee on such terms as the compensation committee shall determine, provided that the board of directors has specified that no unexercised options held by a director will be included in any such measurement of value. Because of overall economic conditions, and the resulting impact on the price of our Common Stock, the compensation committee waived the director stock ownership requirement in 2009.

Policies Governing Director Nominations

Our board of directors is responsible for selecting its own members, but has delegated to the nominating and corporate governance committee the responsibility of identifying suitable candidates for nomination to the board of directors (including candidates to fill any vacancies that may occur) and assessing their qualifications in light of the policies and principles set forth in our corporate governance guidelines and the charter of the nominating and corporate governance committee.

Director Qualifications

In identifying prospective director candidates, the nominating and corporate governance committee may consider all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the prospective director candidate, his or her depth and breadth of business experience or other background characteristics, his or her independence and the needs of the board of directors. This assessment includes consideration of the following minimum qualifications that the nominating and corporate governance committee believes must be met by all directors:

•	directors must be of the highest ethical character and share the values of the Company as reflected in the Company’s Code of Business Conduct and Ethics;

•	directors must have reputations, both personal and professional, consistent with the image and reputation of the Company;

•	directors must have the ability to exercise sound business judgment; and

•	directors must have substantial business or professional experience and be able to offer meaningful advice and guidance to the Company’s management based on that experience.

The nominating and corporate governance committee also considers factors such as:

•	an understanding of and experience in the software and technology industries;

•	leadership experience with public companies or other major complex organizations;

•	how such individual contributes to diversity of the board of directors, although the Company does not have a formal diversity policy; and

•	the degree to which such candidate’s experience strengthens the board of directors’ collective qualifications and skills.

Process for Identifying and Evaluating Director Nominees

Generally, the nominating and corporate governance committee identifies candidates for director nominees in consultation with other members of the board of directors and management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, the nominating and corporate governance committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the nominating and corporate governance committee and the board of directors. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be helpful in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the board of directors. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the approval by the board of directors as director nominees for election to the board of directors. The nominating and corporate governance committee may also recommend candidates to the board of directors for appointment to the committees of the board of directors.

Procedures for Recommendation of Director Nominees by Stockholders

If you would like the nominating and corporate governance committee to consider a prospective candidate, please submit the candidate’s name and qualifications and other information in accordance with the requirements for director nominations by stockholders in the Company’s by-laws to: Monotype Imaging Holdings Inc., 500 Unicorn Park Drive, Woburn, Massachusetts 01801, Attention: Corporate Secretary. The corporate secretary will promptly forward any such nominations to the nominating and corporate governance committee.

All recommendations for nomination of a director candidate must be in writing and include the following:

•	the name and address of record of the stockholder;

•	a representation that the stockholder is a record holder of our securities, or if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act;

•

the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full years of the proposed director candidate;

•

a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications approved by the nominating and corporate governance committee as described above;

•	a description of all arrangements or understandings between the stockholder and the proposed director candidate;

•

the consent of the proposed director candidate (i) to be named in the proxy statement relating to the Company’s annual meeting of stockholders, and (ii) to serve as a director if elected at such annual meeting; and

•	any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to SEC rules.

A candidate may also be required to undergo a comprehensive private investigation background check by a qualified company of the Company’s choosing; and a candidate must complete a detailed questionnaire regarding his or her experience, background and independence.

Once the nominating and corporate governance committee receives the nomination of a candidate and the candidate has complied with the minimum procedural requirements above, such candidacy will be evaluated by the nominating and corporate governance committee and a recommendation with respect to such candidate will be delivered to the board of directors.

In addition to these procedures for recommending a director nominee to the nominating and corporate governance committee, a stockholder may propose an individual for election to the board of directors in accordance with the Company’s by-laws, as described in the “Stockholder Proposals for Annual Meetings” section beginning on page 50 of this Proxy Statement.

Communication with Directors

You may contact any of our directors by writing to them c/o Monotype Imaging Holdings Inc., 500 Unicorn Park Drive, Woburn, Massachusetts 01801, Attention: Corporate Secretary. Your letter should clearly specify the name of the individual director or group of directors to whom your letter is addressed. Any communications received in this manner will be forwarded as addressed.

In accordance with the Company’s Code of Business Conduct and Ethics and Audit Committee Complaint Procedures, the Company has arranged for a third-party company to provide a hotline for employees and other interested parties to communicate concerns to the Company’s management and board of directors. Information submitted through the hotline will be forwarded to our board of directors or audit committee in compliance with these policies. The hotline phone number for calls made from the U.S. is (800) 826-6762. The numbers to be used for calls made outside of the U.S. are set forth in our Code of Business Conduct and Ethics which can be viewed by accessing the “Investor Relations” section of the Company’s website (www.monotypeimaging.com). Concerns can be reported anonymously, if the caller chooses.

Policy Governing Director Attendance at Annual Meetings of Stockholders

The Company’s policy is that all directors are encouraged to attend annual meetings of stockholders. A majority of the Company’s directors attended the 2009 Annual Meeting of Stockholders.

Certain Business Relationships and Transactions

All related party transactions are reviewed pursuant to our related person transaction approval policy, and reported to and, if required, approved by, our board of directors or audit committee, as applicable. Please see page 11 of this Proxy Statement for additional information regarding our related person transaction approval policy, under the heading “Audit Committee.” The term “related party transactions” refers to transactions required to be disclosed in our filings with the SEC pursuant to Item 404 of Regulation S-K.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that is applicable to all employees, including our chief executive officer and all senior financial officers and is available on our website at www.monotypeimaging.com. A copy of the Code may be obtained free of charge by accessing the “Investor Relations” section of the Company’s website or by writing to Monotype Imaging Holdings Inc., 500 Unicorn Park Drive, Woburn, Massachusetts 01801, Attention: Chief Financial Officer. The Company intends to disclose any amendment to or waiver of a provision of the Code of Business Conduct and Ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, by posting such information on its website available at www.monotypeimaging.com.

IV. STOCK OWNERSHIP AND OTHER INFORMATION

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of December 31, 2009 by persons or entities known to the Company to own, directly or indirectly, more than five percent of the Company’s Common Stock as of such date. The information set forth below is based on information contained in such shareholder’s publicly available filing on Form 13G filed with the SEC for the period ending December 31, 2009 and the percentage ownership calculations are based on 34,668,554 shares outstanding on December 31, 2009.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent
TA Associates, Inc.	10,740,680	30.9%
John Hancock Tower, 56th Floor 200 Clarendon Street Boston, MA 02116 (1)
Eagle Asset Management, Inc.	3,712,391	10.7%
880 Carillon Parkway St. Petersburg, FL 33716
T. Rowe Price Associates, Inc.	2,415,300	6.9%
100 East Pratt Street Baltimore, MD 21202

(1)	The amount shown reflects the aggregate number of shares of the Company’s Common Stock held by TA Associates, Inc., TA IX L.P., TA/Atlantic and Pacific IV L.P., TA Strategic Partners Fund A L.P., TA Strategic Partners Fund B L.P., TA Investors II L.P. and TA Subordinated Debt Fund L.P. (collectively, the “TA Associates Funds”). Investment and voting control of the TA Associates Funds is held by TA Associates, Inc. No stockholder, director or officer of TA Associates, Inc. has voting or investment power with respect to our shares of Common Stock held by the TA Associates Funds. Voting and investment power with respect to such shares is vested in a four-person investment committee consisting of the following employees of TA Associates: Messrs. A. Bruce Johnston, Roger B. Kafker, C. Kevin Landry and Jonathan W. Meeks. Mr. Johnston is a Managing Director of TA Associates, Inc., the manager of the general partner of TA IX L.P. and TA Subordinated Debt Fund L.P., the general partner of the general partner of TA/Atlantic and Pacific IV, L.P., TA Strategic Partners Fund A L.P. and TA Strategic Partners Fund B L.P., and the general partner of TA Investors II, L.P.

Security Ownership of Management

The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of March 1, 2010 by: (i) each director of the Company, (ii) each executive officer of the Company named in the Summary Compensation Table set forth below under “Executive and Director Compensation,” and (iii) all directors and executive officers of the Company as a group. This information set forth below is based on representations to the Company by each director and officer with respect to such person’s beneficial ownership. The address of the listed stockholders is c/o Monotype Imaging Holdings Inc., 500 Unicorn Park Drive, Woburn, MA 01801.

Percentage ownership calculations are based on 34,726,865 shares outstanding as of March 1, 2010.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent (1)
Douglas J. Shaw (2)+	1,062,496	3.0%
Scott E. Landers (3)	84,820	*
John L. Seguin (4)+	302,920	*
Janet M. Dunlap (5)+	105,075	*
John H. McCallum (6)	102,933	*
Robert M. Givens (7)+	615,141	1.8%
A. Bruce Johnston (8)	10,740,680	30.9%
Roger J. Heinen Jr. (9)	64,676	*
Pamela F. Lenehan (10)	89,676	*
Robert L. Lentz (11)	18,015	*
Peter J. Simone (12)	57,344	*
All executive officers and directors as a group (15 persons) (13)	13,839,538	38.5%

*	Represents less than 1% of the outstanding shares of Common Stock.
+	The executive officer or director has implemented a 10b5-1 trading plan under which shares of the Company’s Common Stock may be sold from time to time.
(1)	The total number of shares outstanding used in calculating the percentage ownership for any beneficial owner also includes any options to purchase Common Stock held by such beneficial owner that are currently exercisable or which become exercisable within 60 days of March 1, 2010.
(2)	The amount includes 339,450 shares subject to options that are immediately exercisable or exercisable within 60 days of March 1, 2010.
(3)	The amount includes 16,315 shares of restricted stock and 53,573 shares subject to options that are immediately exercisable or exercisable within 60 days of March 1, 2010.
(4)	The amount includes 187,051 shares subject to options that are immediately exercisable or exercisable within 60 days of March 1, 2010.
(5)	The amount includes 20,000 shares of restricted stock and 85,075 shares subject to options that are immediately exercisable or exercisable within 60 days of March 1, 2010.
(6)	The amount includes 19,200 shares subject to options that are immediately exercisable or exercisable within 60 days of March 1, 2010.
(7)	The amount includes 7,477 shares of restricted stock and 70,000 shares subject to options that are immediately exercisable or exercisable within 60 days of March 1, 2010.
(8)	Mr. Johnston is a Managing Director of TA Associates Inc. and may be considered to have beneficial ownership of TA Associates Inc. interest in the Company as outlined in the Security Ownership of Certain Beneficial Owners chart beginning on page 19 of this Proxy Statement. Mr. Johnston disclaims beneficial ownership of all such shares. Please refer to footnote 1 in the Security Ownership of Certain Beneficial Owners chart beginning on page 19 of this Proxy Statement for further disclosure.
(9)	The amount includes 7,477 shares of restricted stock and 52,500 shares subject to options that are immediately exercisable or exercisable within 60 days of March 1, 2010.

(10)	The amount includes 7,477 shares of restricted stock and 52,500 shares subject to options that are immediately exercisable or exercisable within 60 days of March 1, 2010.
(11)	The amount includes 11,227 shares of restricted stock.
(12)	The amount includes 13,878 shares of restricted stock.
(13)	The amount includes 94,784 shares of restricted stock and 1,174,702 shares subject to options that are immediately exercisable or exercisable within 60 days of March 1, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires persons who are officers of the Company as defined by Section 16, directors of the Company and persons who own more than 10% of a registered class of the Company’s equity securities (collectively, “Insiders”) to file reports of ownership and changes in ownership with the SEC and one national securities exchange on which such securities are registered. In accordance with Rule 16a-3(c) under the Exchange Act, the Company has designated NASDAQ as the national securities exchange with which reports pursuant to Section 16(a) of the Exchange Act need to be filed. Insiders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on a review of copies of such reports and written representations that no other reports were required during the year ended December 31, 2009, all filing requirements applicable to the Insiders were timely satisfied, with the exception of one Form 4 for Mr. McCallum which was filed late. This error was remediated immediately upon discovery.

V. EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

This section describes the Company’s compensation programs for our executive officers and directors that were in effect for 2009 and the decisions made with respect to our 2009 executive incentive compensation programs, and describes the executive incentive and director compensation programs put in effect for 2010. Our goal is to explain the details of these compensation programs as well as to describe why we believe these programs are appropriate for our Company and our stockholders.

What person or group is responsible for determining the compensation levels of executive officers?

The responsibility for determining the compensation of our executive officers is held by our compensation committee, which is comprised entirely of independent, non-employee directors, utilizing input from our executive officers and DolmatConnell & Partners (“DolmatConnell”), our compensation committee’s independent consultant. The compensation committee reviews and approves the base salary and cash and equity incentive compensation of our executive officers. Further, the compensation committee oversees the development of our compensation plans and policies for our executive officers, including our 2009 executive incentive compensation plan (the “2009 Compensation Plan”), the 2010 executive incentive compensation plan (the “2010 Compensation Plan”), our 2004 Stock Option and Grant Plan (the “2004 Option Plan”) and our 2007 Stock Option and Incentive Plan (the “2007 Option Plan”). Our compensation committee charter, which is reviewed annually by the compensation committee and the board of directors and revised as necessary, outlines the responsibilities and authority of the compensation committee.

In 2009 and 2010, the compensation committee obtained advice and assistance from DolmatConnell in identifying the appropriate peer group of companies for competitive executive compensation benchmarking and in the creation of reports that analyzed the Company’s financial performance compared to the selected peer group. In addition, DolmatConnell provided the compensation committee with information regarding market competitive ranges of base salaries and total compensation for all executive officers of the Company, including short- and long-term incentive compensation structure, based on such peer group data and publicly available compensation surveys.

The compensation committee also considers recommendations from the Company’s president and chief executive officer and our human resources department when determining the compensation of our executive officers. Our president and chief executive officer reviews the performance of his direct and indirect reports with the compensation committee and, based in part on market information provided by our human resources department which has been derived from data relating to our peer group companies and other publicly available compensation surveys, recommends base salary increases, target cash incentive compensation, payments under the then current executive incentive compensation plan, and equity incentive awards. For each executive officer other than himself, the president and chief executive officer also determines individual financial and non-financial performance goals for the upcoming year, recommends appropriate annual cash incentive targets and equity awards and provides his views to the compensation committee regarding the then current executive incentive compensation program’s ability to attract, retain and motivate the level of performance from each executive officer necessary to achieve our business goals.

What are the Company’s executive compensation objectives and principles?

We believe that our Company’s success is largely dependent on the efforts of experienced and talented executives. Accordingly, the objectives of our compensation program are:

•	to attract and retain individuals experienced in the text imaging and software solutions industries who can contribute to our long-term success;

•	to motivate and reward our executive officers for high levels of individual and Company performance;

•	to foster a shared commitment among our executive officers to the success of our business by establishing consistent Company and individual goals; and

•	to align the interests of our executive officers with those of our stockholders by motivating executive officers to work towards increasing stockholder value.

Further, we seek to maintain total compensation levels that we believe will be perceived by both our executive officers and our stockholders as fair and equitable. We rely on the following principles to guide our executive compensation decisions:

Focus on Total Compensation	All compensation decisions are based on the total compensation opportunity for our executive officers, including base salary, annual cash incentive compensation, long-term equity incentive compensation and benefits. Our goal is to provide total compensation to our executive officers that align the interests of our executive officers with the interests of our stockholders.

Pay Competitively	We target overall compensation, which is defined as compensation received when achieving expected results, to be in line with executives who hold comparable positions and are producing similar results at public companies of similar size and in similar industries.

Pay for Performance	We believe compensation should reflect the short- and longer-term performance of the Company. In the short-term, cash compensation reflects the extent to which goals are missed, met or exceeded. Over the longer-term, value delivered to our executive officers under our equity-based compensation program is driven by the price of our Common Stock. These short- and longer-term compensation elements directly align with the Company’s financial performance and individual executive officer’s performance and can vary based on the performance levels delivered.

No “Executive Only” Perquisites	We offer a benefits package to our executive officers that is the same as the benefits package provided to all full-time employees.

All of our executive officers are compensated under the same policies, which are reviewed regularly by the compensation committee, to determine if they are aligned with our overall compensation objectives and principles. We believe these objectives and principles provide us with the opportunity to attract and retain the best available executive talent in our labor market.

How do we determine executive pay?

All executive compensation is reviewed and approved by our compensation committee with a view towards assuring competitive total compensation that will attract and retain the executive talent required to manage and grow the Company. In order to make compensation decisions with respect to our executive officers, our compensation committee benchmarks total compensation and each individual compensation element to determine whether the compensation of our executive officers is competitive within our labor market. This is accomplished by comparing both the levels of executive compensation and the financial performance of the Company against a peer group of companies. The Company selects the peer group it benchmarks against based on the following criteria:

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Actively traded public companies in the United States with revenue and market capitalization comparable to the Company’s revenue and market capitalization, with exceptions allowed for industry leaders or direct competitors who are outside the revenue and market capitalization range.

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Companies in the digital media industry with similar products and services such as multimedia, graphics and publishing software; content and document management software; or development tools, operating systems and utilities software.

•	Companies that generally overlap with our geographic labor market for talent, which we define as the metropolitan Boston area.

The list of companies included in our peer group is based on reports prepared by DolmatConnell and is reviewed annually by our compensation committee.

For 2009, we benchmarked total compensation of our executive officers to the following peer group of companies, with total revenue generally ranging from $23 million to $189 million and a market capitalization generally ranging from $138 million to $730 million, or one half to two times our market capitalization in the comparison period noted below. For 2009, our peer group companies were:

Art Technology Group	Bitstream, Inc.	Bottomline Technologies, Inc.
Digimarc Corporation	DivX, Inc.	DTS, Inc.
Macrovision Corporation	Pegasystems, Inc.	Phase Forward Incorporated
Phoenix Technologies, LTD	Sonic Solutions	Unica Corporation
Vignette Corporation

In making compensation decisions for 2009, the compensation committee compared our performance in 2008 to the performance of the companies in our peer group during the last three quarters of 2007 and the first quarter of 2008, which was the most recent data available at the time. The results of this comparison are set forth below:

Metric	Company’s Percentile within the Peer Group
Trailing Twelve Months Revenue	44th Percentile or $114 million
Market Capitalization	82nd Percentile or $492.5 million
Net Income	66th Percentile or $9.1 million

In addition to the financial information listed above, our compensation committee also considered the following information when establishing 2009 compensation for our executive officers:

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Executive compensation survey data collected through survey instruments and analyzed by our human resources department in relationship to peer group data, internal equity and performance of executive officers.

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Tally sheets prepared by our human resources department, with oversight by DolmatConnell, which included base salary, cash incentive compensation, the value of employee benefit programs, severance and change-in-control payments and the value of equity grants based on assumptions regarding the growth in the value of our Common Stock over a five-year period.

•

With respect to our president and chief executive officer, data relating to the satisfactory completion of his personal performance objectives for the plan year, including financial objectives and non-quantitative objectives such as customer-driven initiatives and preservation of the Company’s core values.

•

With respect to our other executive officers, the recommendations of our president and chief executive officer and human resources department regarding the executive officer’s satisfactory completion of his or her personal performance objectives and overall job performance, including, as appropriate, financial objectives and non-quantitative objectives such as customer relationship management, intellectual property protection and market expansion.

Based on this review, the compensation committee concluded that a target of the 50th percentile for executive officer cash compensation when compared to the companies in our peer group was the appropriate target for 2009. Although the Company’s performance was above the 50th percentile in the majority of categories, the compensation committee determined that because our total trailing twelve months revenue was below the 50th percentile, a higher target was not warranted.

For 2010, the compensation committee, working with DolmatConnell, determined that revisions to the previous year’s peer group were necessary as certain of the previous year’s peer group companies had been acquired or were no longer within the parameters deemed appropriate by the compensation committee. On the recommendation of DolmatConnell, the compensation committee expanded the market capitalization range by 50% due to the volatility experienced in the stock market during 2009 which had impacted many of our peer group companies’ market capitalizations Accordingly, we benchmarked total compensation of our executive officers to the peer group of companies listed below, with revenue generally ranging from $23 million to $226 million and a market capitalization generally ranging from $46 million to $871 million, or one-third to three times our market capitalization in the comparison period noted below. Our peer group of companies for 2010 benchmarking purposes was as follows:

Art Technology Group	Bitstream, Inc.	Bottomline Technologies, Inc.
Constant Contact, Inc.	DivX, Inc.	Double-Take Software, Inc.
DTS, Inc.	Pegasystems, Inc.	Phase Forward Incorporated
Phoenix Technologies, LTD	Sonic Solutions	Stamps.com, Inc.
Unica Corporation	Vignette Corporation

In making compensation decisions for 2010, the compensation committee compared our performance in 2009 to the performance of the companies in our peer group during the last three quarters of 2008 and the first quarter of 2009 with respect to revenue and net income and for the last two quarters of 2008 and the first two quarters of 2009 with respect to revenue and earnings before interest, taxes, depreciation and amortization (“EBITDA”) margin, which was the most recent data available at the time. The results of this comparison are set forth below:

Metric	Company’s Percentile within the Peer Group
Trailing Twelve Months Revenue	52nd Percentile or $107 million
Market Capitalization	50th Percentile or $205 million
Net Income	92nd Percentile or $92 million
EBITDA Margin	100th Percentile or 47.7%
Revenue Growth	31st Percentile or 5.4%

In addition to the financial information listed above, our compensation committee also considered the same information it considered when establishing 2009 target cash compensation for our executive officers.

Based on the information described above, the compensation committee concluded that a target of the 50th percentile of our peer group of companies for executive officer cash compensation was appropriate. Although the Company’s performance was above the 50th percentile in the majority of categories, the compensation committee determined that because the Company’s revenue growth was below the 50th percentile, a higher target was not warranted.

What are the principal elements of our executive compensation program, why do we use these elements, and when are they determined?

	What	Why	When determined
Base Salary	Fixed cash compensation for the executive officer’s standard job duties and responsibilities.	Compensation for a satisfactory level of individual performance reflective of an executive officer’s responsibilities, the impact of the executive officer’s position, and the contributions that the executive officer delivers to the Company.	Annually by the compensation committee prior to or shortly following the beginning of the year.

Cash Incentive Compensation	A percentage of an executive officer’s base salary payable upon achievement of Company-wide financial goals, as well as achievement by the executive officer of specific pre-determined personal performance objectives and the executive officer’s overall performance.	Compensation for the Company’s short-term financial and operational results.	Annual bonus targets and Company financial and personal performance objectives are established by our board of directors and the compensation committee prior to or shortly following the beginning of the year. Payment of amounts in respect of a prior year are determined by the compensation committee in connection with the review by our board of directors of the Company’s audited financial statements for such prior year.

Equity Incentive Compensation (1)	Non-qualified Stock Option Awards and Restricted Stock Awards (2)	Compensation for the Company’s long-term performance, a commitment to the Company and the creation of an ownership culture where the value received by the award recipient is based on the growth of the stock price and maximization of shareholder value.	Equity awards are made to an executive officer upon hire and additional awards are generally considered annually by the compensation committee and granted following the filing of the Company’s Annual Report on Form 10-K for the prior year. (3)

(1)	Our equity incentive compensation program consists of awards which are defined in our 2007 Option Plan as the Company no longer issues equity awards under the 2004 Option Plan.
(2)	The 2007 Option Plan allows the Company to grant various forms of equity instruments. These are the two types of equity awards granted under the 2007 Option Plan to date.

(3)	The compensation committee has the discretion to make equity awards at any time in accordance with the Company’s written equity award grant policy.

How is each principal element of our compensation program determined and, if applicable, what are the mechanics of each program?

Cash Compensation

Our executive officers’ cash compensation is targeted at the 50th percentile of both our peer group of companies and other companies referenced in the market compensation survey data prepared by DolmatConnell and reviewed by our compensation committee. Compensation can, however, vary significantly from an executive officer’s target based on the executive officer’s role within the Company, the scope of the executive officer’s position compared to benchmark positions in other organizations, information regarding comparable positions within our peer group companies, market survey data and other factors such as an individual executive officer’s contribution and performance.

Base Salary

How determined: The compensation committee reviews the base salaries of our executive officers on an annual basis, considering factors such as each executive officer’s responsibilities, prior experience, performance in meeting objectives, ability to create a culture of cooperation, integrity and trust and the anticipated value of his or her impact on our success. Based on the assessment of the executive officer’s performance relative to these factors, an executive officer’s base salary is then benchmarked against executive compensation of our peer group companies and companies included in market survey data from DolmatConnell to determine if base salary compensation is appropriate and competitive. Any mid-year adjustment or material increase in an executive officer’s base salary is generally due to a promotion, a substantial increase in the executive’s responsibilities or a determination that a market adjustment is required to retain an executive officer. In each case, any mid-year adjustment is reviewed and approved by our compensation committee.

Cash Incentive Compensation

How Determined: Targets for cash incentive compensation awards are expressed as a percentage of the executive officer’s base salary and are determined annually by the compensation committee after an analysis of peer group company and market survey data provided by DolmatConnell. Company financial performance goals are established by the board of directors. The personal performance objectives of our president and chief executive officer are determined by our compensation committee while the personal performance objectives of our other executive officers are determined by the president and chief executive officer, together with the executive officer’s supervisor, as applicable.

No discretion has been or may be exercised by the president and chief executive officer, our compensation committee or our board of directors, as applicable, in determining whether quantitative personal performance objectives have been satisfied because these goals are objective. Discretion has been and may continue to be exercised in determining the relative significance of an executive officer’s non-quantitative performance objectives, as well as in determining whether any of these objectives that cannot be definitively measured have been satisfied. The satisfaction of Company-wide financial objectives is determined by the board of directors and in order for any payouts to be made, the Company must achieve a minimum of 90% of any pre-established target.

Upon the determination by the board of directors that Company-wide financial goals have been achieved for the plan year, the president and chief executive officer then makes his recommendation to the compensation committee regarding payment of cash incentive compensation to individual executives under the plan after assessing their performance for the plan year. This assessment is based in part on self-assessments performed by our executive officers, the executive officers’ annual performance evaluation, the achievement of pre-determined personal performance objectives, information provided by our non-employee directors regarding the performance of any executive officer who interacts with the board of directors, and peer group information and other publicly available market survey data provided to the president and chief executive officer by our human resources department regarding the Company’s current pay and equity programs. The individual performance of our president and chief executive officer is determined by the compensation committee. The compensation committee analyzes the factors listed above, reviews the recommendations of the president and chief executive officer and approves or modifies payments, either higher or lower than the target award, based on this review.

Program Mechanics: Payment of cash incentive compensation is accrued on an annual basis. Target cash compensation for all executives is combined to create a pool for purposes of payout for annual cash incentives. The pool varies based on the varying achievement of pre-determined financial targets. Amounts are accrued and pooled separately for payment of cash incentive compensation to executive officers and payment of cash incentive compensation to non-executive employees. After cash incentive compensation is determined, an assessment is made as to whether there are accrued cash incentive compensation monies which have not been allocated to non-executive employees and a similar determination is made for monies accrued for payment to executive officers.

The compensation committee has the discretion to allocate monies from the non-executive employee unallocated pool as increased cash incentive compensation for an executive officer who, as determined by the compensation committee, deserves additional cash incentive compensation. The compensation committee also has the discretion to allocate money from the executive officer unallocated pool as increased cash incentive compensation for a non-executive employee who, in management’s assessment, deserves additional cash incentive compensation. The compensation committee has the discretion to allocate monies from the non-executive employee unallocated pool as increased cash incentive compensation for an executive officer who, as determined by the compensation committee, deserves additional cash incentive compensation. The compensation committee also has the discretion to allocate money from any executive officer unallocated pool as increased cash incentive compensation for a non-executive employee who, in management’s assessment, deserves additional cash incentive compensation. In 2009, under the non-executive plan a cash incentive compensation pool was established for potential payment upon achievement of 90% to 99% of the Company’s financial targets. Because the Company only achieved 92% of its financial targets, only a portion of the established pool was allocated to the non-executive employees under the plan. While a substantial portion of this unallocated pool remained unpaid, the compensation committee exercised its discretion to allocate a small portion of the unallocated non-executive cash incentive compensation pool to the executive cash incentive compensation pool in order to make cash incentive compensation payments to the Company’s executive officers to reflect each of the executive officer’s individual performances as described further beginning on page 33 of this Proxy Statement.

Our 2009 Compensation Plan and our 2010 Compensation Plan provide that, in the event there is a subsequent change in our audited financial statements that impacts whether financial performance targets were satisfied, an executive officer will be required to repay to us any amount that was paid based solely on the satisfaction of such target that was not, after such change, satisfied. While the compensation committee has no discretion to determine whether a repayment is required, the compensation committee does have discretion in determining the amounts to be repaid. Discretion regarding repayment amounts could be exercised, for example, based on the difference between payouts at the original level versus appropriate payouts at the levels actually achieved and the reasons for the subsequent change in the financial results.

Equity Incentive Compensation

How Determined: In determining type and amount of equity awards to be granted to our executive officers in any plan year, we seek to balance the interests of stockholders against the need to provide attractive and competitive long-term incentive compensation. All equity award determinations are made by either our compensation committee or our president and chief executive officer. The authority for determining equity awards for the president and chief executive officer is limited to grants of less than 20,000 shares, however approval is required by the compensation committee even if the grant is less than 20,000 shares in the event that the grant is to any officer of the Company, if the number of shares granted would provide the grantee with an annual award exceeding 20,000 shares, or if the equity awards being authorized would be over the annual equity award budget approved by the board of directors. The compensation committee meets as necessary to approve equity awards.

Individual grants of equity awards to our executive officers are determined each year by the compensation committee and are granted from an annual pool established by the compensation committee based on management’s recommendations and by benchmarking to industry and peer group data provided by DolmatConnell, including the overhang and dilution of the Company’s Common Stock in comparison to our peer group companies. Individual awards in any given year are based on an executive officer’s performance in the prior year and the perceived ability of the executive officer to add value to the organization over time. The compensation committee generally considers on an annual basis whether additional grants are necessary for our executive officers to maintain appropriate levels of equity ownership in the Company. Generally these additional grants are made following a review of internal existing equity allocations, the degree to which existing awards have become vested and the anticipated future contribution by the executive officer to the growth of the Company. Equity awards may also be granted to an executive officer in order to maintain an appropriate overall incentive compensation target, but one that will only be realized in the event the Company’s stock price reflects achievement of financial and operational goals. We acknowledge that, from year to year, the total compensation of our executive officers compared to the executive officers of our peer group companies may vary based on the stock price volatility among our peer group and the performance of our stock compared to the stock price of our peer group companies.

The compensation committee, based on factors such as current value of our executive officers’ vested and unvested equity, retention value of the equity held and considerations regarding internal equity, determines which types of equity awards are appropriate for a given plan year. We believe that awards of non-qualified stock options are an appropriate long-term incentive component since the stock price must rise in order for there to be any real value realized by the recipient, thus aligning the interests of our executive officers and stockholders over the longer-term. We believe that restricted stock awards facilitate retention of our executive officers by providing guaranteed in-the-money value if the executive officer remains with the Company over the defined vesting period. We do not currently have any stock ownership guidelines for our executive officers. Although considered in the past, the compensation committee determined that implementing such guidelines would be difficult and potentially punitive to some executives who held only incentive or non-qualified stock options. The compensation committee may consider in the future whether stock ownership guidelines for our executive officers are appropriate

We have not implemented a policy for determining the appropriate allocation between cash and non-cash compensation for our executive officers, although historically we have allocated a greater percentage of an executive officer’s total compensation to equity compensation as the officer becomes more senior in our organization. We have historically provided our executive officers with equity incentive awards to provide appropriate overall competitive compensation levels, consistent with our articulated strategy, in order to retain our executives and provide us with greater stability in our executive team.

Program Mechanics:

Who Participates In Equity Programs: All of our employees based in the United States, United Kingdom and certain management employees located in other jurisdictions, in each case that were employed prior to our initial public offering, including any executive officer employed prior to our initial public offering, have received stock option grants or restricted stock awards under the 2004 Option Plan. Employees located in the United States, United Kingdom, and certain management employees located in other jurisdictions, that were hired and, in the case of executive officers, promoted since our initial public offering, have received option grants under the 2007 Option Plan.

Timing of Equity Awards: We grant equity awards under our written equity award grant policy. All grants are made at fair market value and calculated based on our closing market price on the grant date. While our 2007 Option Plan permits the granting of equity awards at any time, our equity grant policy provides that we will generally only grant equity awards on a regularly scheduled basis, as follows:

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Grants made in conjunction with the hiring of a new employee or the promotion of an existing employee will be made following the hire date or the promotion date on the 15th day of the month, or on the next trading day, if the 15th is not a trading day, and

•

Grants made to existing employees other than in connection with a promotion will be made, if at all, on an annual basis and will generally be made effective following the filing of our Annual Report on Form 10-K, unless the approval of the grant occurs after such filing, in which case, it will be effective on the date the grant is approved.

Vesting of Equity Awards: Generally, awards granted to our executive officers are subject to time-based vesting with 25% of the shares vesting on the first anniversary of the grant date, or in the case of a new hire, the hire date (if earlier) and the remaining shares vesting quarterly over the following three years. The compensation committee has been empowered to grant awards that vary from the normal vesting schedule if, at their discretion, circumstances warrant and have used such discretion in the past to grant awards of stock options with shorter vesting schedules.

What other elements are included in our executive compensation programs, why do we use these elements and how are they determined?

Benefit Plans

What: Our benefits plans in the United States, which are made available equally to all employees and executive officers, include a discretionary 401(k) matching program, a 401(k) profit sharing contribution, life and disability insurance, travel and accident and optional health, dental and supplemental life insurance coverage. The optional health and dental benefits require cost sharing for all employees, including executive officers, and supplemental life insurance is fully paid by any employee electing that benefit. We reimburse our employees whose responsibilities entail frequent travel, which includes all of our executive officers, for memberships in a limited number of airline programs that provide access to airport lounges and other amenities. We also offer a tuition reimbursement program to all employees which encourages the ongoing growth and development of the employee’s skill set.

In the United Kingdom, where one of our named executive officers resides, benefit plans are primarily driven by local custom and applicable law. Supplemental health benefits are available for all employees, including executive officers, and require cost sharing. The Company’s retirement program for employees located in the United Kingdom is made available through individual retirement contracts that include a matching employer contribution of 5% if a minimum contribution of 3% is made by the employee.

Why: We consider our benefit offerings to be essential elements in attracting and retaining our executive officers as a competitive benefits program is a compensation element which can be a determining factor when making an initial or continuing employment decision. We believe that a competitive benefits program contributes to our overall business performance by removing the burden on the executive officer of having to research and acquire each offered benefit individually and at a higher cost to the executive.

How determined: To ensure that the benefits offered to our United States executive officers and employees remain competitive with the applicable market, our human resources department reviews publicly available market data regarding benefits programs for technology companies and for companies in the specific geographic markets where we operate. To ensure that the benefits offered to our United Kingdom executive officers and employees remain competitive with the applicable market, our human resources department relies on a subscription to an organization that collects and provides this information to its members.

Perquisites

Based on the Company’s compensation philosophy, in the United States there are no additional benefits or perquisites available to our United States executive officers that are not also available to all of our employees. In the United Kingdom, a car allowance is available to our executive officers; however this perquisite is also available to certain other employees located in the United Kingdom, including sales individuals and key management personnel.

Post-Employment Benefits

What: Certain of our executive officers in the United States have employment agreements that provide them with severance payments and benefits in the event we terminate their employment without cause or the executive officer terminates employment for good reason. See “Potential Payments upon Termination or Change-in-Control” beginning on page 43 of this Proxy Statement for a discussion of the terms of these agreements, including the definitions of cause and good reason. We also have a severance pay plan that benefits all United States based employees, with the exception of any executive officers with specific employment agreements, that include severance provisions and provides for continuation of salary and benefits depending on the employee’s length of service with us.

Severance provisions for executive officers located in the United Kingdom are governed by applicable law and customary practices for the specific market area, including statutory redundancy pay. In addition, our executive officer in the United Kingdom is eligible for at least six months’ written notice prior to termination of employment by the Company.

Why: Employment agreements for our executive officers located in the United States provide security for executives against sudden or arbitrary termination and help attract and retain key employees by providing competitive arrangements. Further, these employment agreements provide a certain level of security to the Company since, in the event an executive officer terminates the executive’s employment relationship with us without good reason, the executive officer forfeits any pro-rated portion of the executive’s non-equity incentive compensation, is prohibited from hiring or engaging or attempting to hire or engage any officer or employee of the Company for a period of six months from the date of termination, and will be prevented from competing with us for up to two years, thus aligning the individual executive officer’s interests with the Company’s business objectives. Our executive officers located in the United Kingdom are not eligible for any post-employment benefits.

How determined: The provisions of each severance agreement in the United States are determined by the compensation committee based on current market trends and practices, including the practices at our peer group companies.

How do our decisions regarding each element affect decisions regarding other elements?

The compensation committee, utilizing executive tally sheets that include information on an executive officer’s current and past compensation, considers total cash and equity compensation when setting the compensation of our executive officers. These tally sheets are prepared by our human resources department and reviewed by DolmatConnell. The compensation committee gives consideration to the retention value of the long-term equity awards currently held by an executive officer as well as market compensation data for other companies in our peer group, industry and geographic market, as appropriate; our recruiting and retention goals; our view of internal equity; and consistency and other considerations we deem relevant, such as the Company’s overall financial performance or extraordinary individual performance by an executive officer. Based on this review, the compensation committee may decide to adjust one or more elements of an executive officer’s compensation.

We determine the appropriate allocation between annual cash and equity incentive compensation, with a goal of weighting the allocation towards compensation related to individual and Company financial performance. The goals for our Company and executive officers are established so that target attainment is not assured and payment for performance at or above target levels will require our executive officers to perform at a high level by producing significant results, achieving challenging targets and devoting their full time and attention to our business. The personal performance objectives of our executive officers are developed based on our annual Company objectives in order to ensure that the compensation of our executive officers is appropriately linked to the success of our strategic initiatives that drive the overall results of the Company.

Certain compensation decisions may specifically impact other elements of compensation. For example, because potential annual cash incentive payouts are based on the executive officer’s base salary, increases in base salary also increase the amount of such potential payout. The impact of any changes are reviewed annually by the compensation committee against peer group company and publicly available market survey data provided by DolmatConnell to assure that the total compensation of our executive officers remains aligned with the market, and that no significant amount that may be derived from one compensation component reduces the compensation our executive officers receive from other components, understanding that the mix and the total compensation opportunity can be impacted by discretionary factors such as individual performance and internal equity considerations.

What were the results of the decisions made with respect to executive compensation for 2009?

2009 Base Salary Increases

Base salaries for our executive officers have been determined to be, on average, at the 25th to the 50th percentile of our peer group since becoming a public company in 2007. Although our peer group of companies has been slightly modified over the past two years, the benchmark data continues to support this finding. Based on this information, the compensation committee determined that in order to satisfy our goal of targeting cash compensation at the 50th percentile when compared to our peer group, base salaries for our executive officers should be adjusted over time, with a goal of having all executive officers’ base salaries at the 50th percentile when compared to our peer group by the beginning of 2010. When determining base salary increases for 2009, the compensation committee also considered factors such as the overall performance and effectiveness of the executive officer during the prior year, the achievement of specific personal performance objectives, specific departmental achievements that were directly attributable to the executive officer, the executive officer’s contribution to the achievement of our strategic goals, and information contained in the tally sheets provided by our human resources department. Thus, while the Company budgeted increases to base salaries of approximately 3% Company-wide for 2009, based on this analysis and the stated goal of adjusting our executive officers’ base salaries to align with base salaries in the 50th percentile when compared to our peer group, the base salary of certain executive officers increased by a higher percentage than the Company-wide budgeted increases. Percentage increases in 2009 are shown below for our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers who were serving as executive officers as of December 31, 2009 and whose total compensation exceeded $100,000. We refer to these individuals as our named executive officers.

	2008 Base Salary	Percentage Base Salary Increase for 2009	2009 Base Salary
President and Chief Executive Officer	$270,000.00	20.4%	$325,000.00
Senior Vice President, Chief Financial Officer and Treasurer	$250,000.00	4.0%	$260,000.00
Executive Vice President	$240,625.00	14.3%	$275,000.00
Vice President, General Counsel and Secretary	$216,269.00	3.6%	$224,000.00
Vice President and General Manager, Creative Professional (1)	$159,558.58	3.7%	$165,527.25

(1)	Our Vice President and General Manager, Creative Professional, John H. McCallum, is paid in British pound sterling and thus all cash compensation information has been converted to United States dollars utilizing the exchange rate listed in the Financial Times on December 31, 2009 of 1.61490. Mr. McCallum was promoted to Vice President and General Manager, Creative Professional business in July 2009. Based on this promotion, the compensation committee approved an additional increase to his base salary, bringing his base salary to 125,000£ or $201,863.

2009 Cash Incentive Compensation Payments

In February 2009, our compensation committee approved the 2009 Compensation Plan which included a target cash incentive compensation amount for all executive officers. Target cash incentive payments for our executive officers, other than our chief executive officer, under the 2009 Compensation Plan were substantially reduced from the targets under our 2008 executive incentive compensation plan because, based on the Company’s revenue and profitability expectations for 2009 and the expected continuation of current economic conditions, the compensation committee believed that cash compensation to our executive officers should be reduced. However, the compensation committee decided to maintain a higher target for our chief executive officer because the compensation of our chief executive officer continued to be further below the 50th percentile of our peer group than certain other executive officers and any reduction would negate our goal of achieving the 50th percentile of our peer group. In addition, the compensation committee approved equity awards to our executive officers that were designed to maintain prior overall incentive compensation targets, but only if the Company’s stock price reflected achievement of financial and operation performance goals. These equity awards are discussed further below under “2009 Equity Awards” and in the section entitled “Grants of Plan Based Awards—2009” beginning on page 40 of this Proxy Statement.

In March 2010, our board of directors determined that, subject to receipt of audited financial statements, we had reached at least 90% of our Company financial performance target for 2009 of $45.4 million of net adjusted EBITDA, as adjusted for certain add-backs relating to a restructuring undertaken by the Company during the year, under our 2009 Compensation Plan. We define net adjusted EBITDA as operating income as defined under generally accepted accounting principles (“GAAP”) adding back share-based compensation, depreciation and amortization expenses. Payments to our named executive officers were based on the achievement of 92% of our net adjusted EBITDA target, or $41.7 million, as adjusted for certain add-backs and exclusions, as well as the compensation committee’s determination that each executive officer had achieved their individual personal performance objectives for 2009, which were as follows for our named executive officers:

•

President and Chief Executive Officer: Achievement of at least 90% of a Company wide net adjusted EBITDA target of $45.4 million, implementation of appropriate cost controls based on economic conditions, the stability and performance of the executive management team and the fostering of the core values of the Company, and the development of a long-term strategic plan to focus on customer-driven initiatives and profitable growth by an increase in market share in existing markets, development of new markets and the pursuit of acquisition opportunities.

•

Senior Vice President, Chief Financial Officer and Treasurer: Leadership in cost control initiatives that resulted in continuing high EBITDA margins despite a worldwide economic downturn, implementation of operating efficiencies in support of our growth initiatives, improved and consistent investor relations efforts, and restructuring of a worldwide finance organization.

•

Executive Vice President: Achievement of financial goals at the individual business area level, execution on growth initiatives and expansion of our sales presence in Asia, continued expansion into emerging consumer electronics categories, leadership in a consolidation of our European operations and implementation of a matrix organizational structure to maximize talent and leadership in all geographies.

•

Vice President, General Counsel and Secretary: Efficient management of worldwide internal and external legal resources, expansion of the protection of the Company’s intellectual property and our ability to meet the demands of a public company, and support for all business units including creation of appropriate license terms to support new, emerging business models.

•

Vice President and General Manager, Creative Professional: Successful consolidation of Creative Professional European operations, achievement of pre-determined business level revenue goals and the successful launch of new business products.

Our 2009 Compensation Plan did not weight the relative importance of the personal performance objectives of our executive officers at the time these objectives were determined, but gave the compensation committee flexibility to make overall bonus determinations in a manner that aligned the executive officer’s compensation with the evolving nature of our business. The compensation committee approved payment amounts to each executive officer under our 2009 Compensation Plan that were lower than in previous years because the Company did not achieve 100% of the pre-determined Company financial performance target.

Payments of annual cash incentive compensation to our named executive officers for 2009, which were based on the achievement of Company-wide financial goals, the pre-determined personal performance objectives and peer group information and other publicly available market survey data provided to the president and chief executive officer by our human resources department regarding the Company’s current pay and equity programs, are listed in the chart below:

	2009 Annual Cash Incentive Payment at Target	2009 Annual Cash Incentive Payment		Cash Incentive Payment as a Percentage of Target
President and Chief Executive Officer	$130,000	$71,500		55%
Senior Vice President, Chief Financial Officer and Treasurer	$78,000	$46,800		60%
Executive Vice President	$90,750	$53,625		59%
Vice President, General Counsel and Secretary	$60,480	$32,480		54%
Vice President and General Manager, Creative Professional	$54,503	$29,270	(1)	54%

(1)	All cash compensation information for our Vice President and General Manager, Creative Professional, has been converted from British pound sterling to United States dollars utilizing the exchange rate listed in the Financial Times on December 31, 2009 of 1.61490.

2009 Equity Awards

In March 2009, non-qualified stock option awards with a two-year vesting schedule were issued to the named executive officers in order to maintain overall incentive compensation targets at 2008 levels, but only with an increase in our stock price, following the reduction of cash incentive compensation targets under our 2009 Compensation Plan. Additional annual non-qualified stock option awards were also issued in March 2009 to the named executive officers which were designed to retain our executive officers and to motivate them to achieve long-term revenue growth.

A non-qualified stock option award with a four-year vesting period was granted to Mr. McCallum in August 2009 based on his promotion to Vice President and General Manager of our worldwide Creative Professional business. A grant of time-based restricted stock with a three-year vesting period was granted to Ms. Dunlap in September 2009 after a review of her current equity position and an analysis of her position in relationship to other executive officers within the Company and within the companies in our peer group. See the section entitled “Grants of Plan Based Awards—2009” beginning on page 40 of this Proxy Statement for a discussion of all 2009 grants of equity awards and associated vesting terms.

What decisions did we make with respect to executive compensation for 2010?

2010 Base Salaries

Due to continuing economic instability experienced over the course of 2009 and continuing into 2010, the compensation committee, based on the recommendations of executive management, determined that there would be no increases in the base salaries of the Company’s executive officers at the beginning of 2010. While the compensation committee has the discretion to increase executive officer salaries at any time during 2010, because of this decision, the compensation committee’s goal of aligning executive officer cash compensation at the 50th percentile when compared to our peer group companies by the beginning of 2010 was not met. Accordingly, several key executives continue to have base salaries below the 50th percentile relative to our peer group companies and other market survey data, including our president and chief executive officer.

2010 Compensation Plan

Under the 2010 Compensation Plan, cash compensation for all executives is combined to create an aggregate pool for purposes of payout for annual cash incentives. The cash incentive pool is created based on the achievement of pre-determined financial targets and the pool scales with each incremental dollar over 90% achievement of target. For the 2010 plan year, the cash incentive pool will be created based on the achievement of 2010 total revenue and net adjusted EBITDA targets as established by the board of directors, with both targets being equally weighted. Accordingly, individual payments to executive officers may vary in relationship to the target based on the level of achievement of financial targets, which determines the size of the pool, as well as the overall performance of the executive officer and the executive officers’ achievement of his or her pre-determined personal performance objectives for the 2010 plan year. The amount payable to any individual executive officer is not capped under the 2010 Compensation Plan. Our board of directors approved total revenue and net adjusted EBITDA targets that we believe are moderately difficult to achieve. Our cash incentive compensation plans in prior years have not included revenue as a financial target.

For 2010, the amount that is payable to all executive officers under our 2010 Compensation Plan is limited to $507,634 if the Company achieves 90% of the net adjusted EBITDA and revenue targets established by our board of directors and increases incrementally up to a maximum of $2,030,535 if we achieve 107% of such targets. However, the compensation committee has the discretion to allocate monies from the non-executive employee unallocated pool as increased cash incentive compensation for an executive officer who, as determined by the compensation committee, deserves additional cash incentive compensation. There is no cash incentive compensation payable in the event the Company does not achieve at least 90% of the pre-established revenue or net adjusted EBITDA target in 2010.

The compensation committee may also consider providing additional compensation to the executive officers if the Company exceeds 107% of its 2010 financial goals, with the form of any such compensation to be considered upon the achievement of such goals.

2010 Individual Cash Incentive Compensation Targets

Based on the peer group analysis and other publicly available market survey data provided by DolmatConnell, the compensation committee determined that individual cash incentive compensation targets under the 2010 Compensation Plan should be increased for our president and chief executive officer, our chief financial officer and our executive vice president. Cash incentive compensation targets for other named executive officers were reinstated to 2008 levels as cash targets for 2009 had been reduced based on anticipated reductions in revenue and profits, although overall incentive compensation targets remained the same with an increase in equity awards designed to achieve such targets only with an increase in our stock price. Cash incentive targets for 2010 for our named executive officers are as follows:

	2010 Annual Cash Incentive Target (% of base salary)	2010 Annual Cash Incentive Payable at Target
President and Chief Executive Officer	60%	$195,900
Senior Vice President, Chief Financial Officer and Treasurer	45%	$117,000
Executive Vice President	50%	$137,500
Vice President, General Counsel and Secretary	40%	$89,600
Vice President and General Manager, Creative Professional (1)	40%	$80,746

(1)	All cash compensation information for Mr. McCallum has been converted from British pound sterling to United States dollars utilizing the exchange rate listed in the Financial Times on December 31, 2009 of 1.61490.

2010 Personal Performance Objectives

Our board of directors approved the 2010 personal performance objectives of our president and chief executive officer and our president and chief executive officer approved the 2010 personal performance objectives of our other executive officers, together with the executive officer’s supervisor, as applicable. Personal performance objectives for each executive officer for 2010 are tied directly to Company-wide strategic initiatives for each executive officer’s area of responsibility and certain financial targets.

Our 2010 Compensation Plan does not weight the relative importance of the personal performance objectives of our executive officers at the time such objectives are determined, but gives the compensation committee flexibility to make overall bonus determinations in a manner that aligns the executive officer’s compensation with the evolving nature of our business. Generally the compensation committee has given more weight to objectives that are closely tied to the primary job responsibility of the executive officer and for which the executive officer will have significant responsibility for delivering results. The compensation committee may, however, in the future consider whether to more explicitly tie portions of the annual cash bonuses to specific personal performance objectives.

2010 Equity Awards

The Company has historically granted annual long-term incentive awards in the form of non-qualified stock options, believing that this type of award provided the best alignment between executive officers and stockholders since the executive officer receives no value unless the Company is able to increase the value of the stock. However, because of the worldwide economic uncertainty and related volatility in the NASDAQ Global Select Market over the past eighteen months, coupled with anticipated continued economic uncertainty, the compensation committee determined that non-qualified stock options alone would not provide the appropriate retention value to retain key executive talent required to manage and grow the Company. Thus, the compensation committee determined that a mix of awards of non-qualified stock options and restricted stock subject to time-based vesting was appropriate for 2010, with executive officers receiving approximately three-quarters of the annual award value in non-qualified stock options and one-quarter of the annual award value in the form of restricted stock subject to time-based vesting. The compensation committee believes that the use of restricted stock subject to time-based vesting, which offers guaranteed in-the-money value upon vesting, in combination with non-qualified stock options will provide a strong retention tool and encourages a strong motivation for the Company’s executive officers to drive long-term growth as the performance of the Company will significantly affect the value of all equity incentive compensation. In addition, the use of this mix will provide a more moderate dilutive impact to stockholders since the use of shares of restricted stock requires fewer shares to provide equivalent value to our executive officers. This new mix will also provide an opportunity for the compensation committee to reconsider stock ownership guidelines. Although considered in the past, the compensation committee determined that implementing such guidelines would be difficult and potentially punitive to some executives who held only incentive or non-qualified stock options.

Thus, on March 1, 2010, our compensation committee approved the equity awards listed below to our named executive officers. The awards were issued on March 10, 2010, have an exercise price of $9.26, which was the closing market price on the NASDAQ Global Select Market for a share of our Common Stock on such date. Twenty-five percent of each award vests on the first anniversary of the grant date, with the remainder of the award vesting in equal quarterly installments over the following three years.

	Non-Qualified Stock Options	Restricted Stock
President and Chief Executive Officer	80,000	28,000
Senior Vice President, Chief Financial Officer and Treasurer	30,000	10,000
Executive Vice President	30,000	12,000
Vice President, General Counsel and Secretary	14,000	5,000
Vice President and General Manager, Creative Professional	10,000	4,000

Compensation Earned

The following table summarizes the compensation earned during 2007, 2008 and 2009 by our named executive officers.

Summary Compensation Table—Fiscal Years 2007, 2008 and 2009

Name and Principal Position	Year	Salary		Bonus (3)	Stock Awards (4)	Option Awards (5)			Non-Equity Incentive Plan Compen- sation (7)		All Other Compen- sation (8)		Total
Douglas J. Shaw	2009		$325,000	—	—		$395,619	(6)		$71,500		$14,670		$806,789
Chief Executive Officer,	2008		$270,000	—	—		$1,496,336			$121,500		$21,570		$1,909,406
President and Director	2007		$250,000	—	—		—			$125,000		$21,114		$396,114

Scott E. Landers	2009		$260,000	—	$—		$157,369	(6)		$46,800		$13,360		$477,529
Senior Vice President,	2008		$124,038	$55,000	$267,200		$532,595			$50,500		$91,487		$1,120,820
Chief Financial Officer and Treasurer (1)

John L. Seguin	2009		$275,000	—	—		$162,290	(6)		$53,625		$13,351		$504,266
Executive Vice President	2008		$240,625	—	—		$467,605			$98,000		$19,529		$825,759
	2007		$225,000	—	—	$				$94,500		$19,263		$338,763

Janet M. Dunlap	2009		$224,000	—	$172,800		$77,908	(6)		$32,480		$14,670		$521,858
Vice President, General Counsel and Secretary	2008 2007	$ $	216,269 204,600	— —	— —	$ $	252,507 —		$ $	79,000 98,208	$ $	21,570 27,428	$ $	569,346 330,236

John McCallum	2009		$180,792	—	—		$139,294	(6)		$29,270		$26,022		$375,378
Vice President/General Manager	2008		$143,233	—	—		$168,338			$48,319		$20,059		$379,949
Creative Professional (2)	2007		$187,341	—	—		—			$74,721		$27,162		$289,225

(1)	Mr. Landers joined the Company on July 1, 2008.
(2)	All salary and non-equity incentive plan compensation information for Mr. McCallum has been converted from British pound sterling to United States dollars utilizing the exchange rate listed in the Financial Times on December 31 of the associated calendar year. Exchange rates for 2009, 2008 and 2007 were 1.61490, 1.43780 and 1.99060, respectively.
(3)	Mr. Landers received a signing bonus of $55,000 when he joined the Company.
(4)	In accordance with recent changes in the SEC’s disclosure rules, the amounts reported in the “Stock Awards” column of the table above reflect the fair value on the grant date of the stock award granted to the Company’s named executive officers during the associated year. These values have been determined under GAAP used to calculate the value of equity awards for purposes of the Company’s financial statements. Under the terms of the restricted stock award agreement for Mr. Landers, 25% of the shares vest on the first anniversary of the grant date and the remaining shares vest quarterly over the following three years. Under the terms of the restricted stock award agreement for Ms. Dunlap, 33% of shares vest on the first anniversary of the grant date and the remaining shares vest annually over the following two years.
(5)

In accordance with recent changes in the SEC’s disclosure rules, the amounts reported in the “Option Awards” column of the table above reflect the fair value on the grant date of the stock award granted to the Company’s named executive officers during the associated year. These values have been determined under GAAP used to calculate the value of equity awards for purposes of the Company’s financial statements. Options to purchase shares of Common Stock were granted at fair market value on the date of grant, in accordance with ASC 718. The fair value is estimated based on the Black-Sholes option pricing model. Under the terms of the stock option agreements, 25% of the shares vest on the first anniversary of the grant date and the remaining shares vest quarterly over the following three years.

(6)	Under the terms of certain of the stock option agreements, 25% of the shares vest on the first anniversary of the grant date and the remaining shares vest quarterly over the following three years. Under the terms of certain of the stock options agreements, 50% of the shares vest on the first anniversary of the grant date and the remaining shares vest on the second anniversary of the grant date.
(7)	All non-equity incentive plan compensation was made pursuant to awards under the executive compensation plan for the applicable year. All non-equity awards under our 2009 Compensation Plan were both awarded and earned in 2009.
(8)	The “All Other Compensation” column includes the following compensation:

Name	Year	401(k) or Retirement Matching Program	Profit Sharing Program	Life Insurance Policy Premium	Accidental Death and Dismemberment Policy Premium	Other
Douglas J. Shaw	2009	$13,800	$0	$750	$120	$—
	2008	$13,800	$6,900	$750	$120	$—
	2007	$13,500	$6,750	$756	$108	$—
Scott E. Landers	2009	$12,490	$0	$750	$120	$—
	2008	$6,346	$3,721	$375	$50	$80,995	(A)
John L. Seguin	2009	$12,481	$0	$750	$120	$—
	2008	$11,759	$6,900	$750	$120	$—
	2007	$11,700	$6,750	$711	$102	$—
Janet M. Dunlap	2009	$13,800	$0	$750	$120	$—
	2008	$13,800	$6,900	$750	$120	$—
	2007	$9,473	$6,750	$665	$95	$10,445	(B)
John H. McCallum (C) (D)	2009	$12,363	$0	$1,163	$0	$12,496	(E)
	2008	$8,086	$0	$847	$0	$11,126	(E)
	2007	$11,195	$0	$1,157	$0	$14,810	(E)

(A)	Mr. Landers received a relocation allowance of $80,995.
(B)	Ms. Dunlap received a recognition award valued at $10,445.
(C)	The amount reported under 401(k) matching is the retirement contribution made to the individual retirement contract provided for Mr. McCallum.
(D)	All values reported for Mr. McCallum have been converted from British pound sterling to United States dollars utilizing the exchange rate listed in the Financial Times on December 31 of the associated year. Exchange rates for 2009, 2008 and 2007 were 1.61490, 1.43780 and 1.99060, respectively.
(E)	Mr. McCallum receives an annual automobile allowance.

Grants of Plan-Based Awards—2009

The table below sets forth grants of non-equity awards under our 2009 Compensation Plan that were approved by our compensation committee on January 5, 2009. Actual payment amounts under these awards were approved by our compensation committee on March 1, 2010. The table below also sets forth grants of equity awards that were approved by our compensation committee on February 25, 2009. These awards were made on March 18, 2009 and have an exercise price equal to the closing market price of a share of the Company’s Common Stock according to the NASDAQ Global Select Market on such date. Additional awards were approved in accordance with our written equity grant policy for Ms. Dunlap and Mr. McCallum and are described in the footnotes below.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Stock Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4)
		Threshold ($)	Target ($) (2)	Maximum ($) (3)
Douglas J. Shaw	1/5/2009	0	130,000	—
	3/18/2009						18,900		3.63	40, 435
	3/18/2009						160,000		3.63	355,184
Scott E. Landers	1/5/2009	0	78,000	—
	3/18/2009						11,300		3.63	24,175
	3/18/2009						60,000		3.63	133,194
John L. Seguin	1/5/2009	0	90,750	—
	3/18/2009						13,600		3.63	29,096
	3/18/2009						60,000		3.63	133,194
Janet M. Dunlap	1/5/2009	0	60,480	—
	3/18/2009						8,400		3.63	17,971
	3/18/2009						27,000		3.63	59,937
	9/15/2009				20,000	(5)				172,800
John H. McCallum	1/5/2009	0	48,814	—
	3/18/2009						6,900		3.63	14,762
	3/18/2009						20,000		3.63	44,398
	8/17/2009						20,000	(6)	6.46	80,134

(1)	The actual amounts paid in respect of these awards to Messrs. Shaw, Landers, Seguin, McCallum and Ms. Dunlap were $71,500, $46,800, $53,625, $32,480 and $29,270, respectively. The amount for Mr. McCallum has been converted to United States dollars utilizing the exchange rate listed in the Financial Times on December 31, 2009 of 1.61490.
(2)	The target cash incentive compensation under our 2009 Compensation Plan was 40% of base salary for Mr. Shaw, 30% of base salary for Mr. Landers, 33% of base salary for Mr. Seguin, and 27% percent of base salary for Ms. Dunlap and Mr. McCallum.
(3)	While the aggregate amount payable under the 2009 Compensation Plan was capped, subject to the right of the compensation committee to allocate amounts unallocated and unpaid under other of the Company’s compensation plans, the amount payable to any individual executive officer was not capped.
(4)	This column reflects the share-based compensation expense we recognized for financial reporting purposes for awards of non-qualified stock options and restricted stock granted under our 2007 Option Plan during 2009. Pursuant to SEC rules, the amounts reported exclude the impact of estimated forfeitures related to service-based vesting conditions.
(5)	A grant of time-based restricted stock with a three-year vesting period was granted to Ms. Dunlap in September 2009 after a review of her current equity position and an analysis of her position in relationship to other executive officers within the Company and within the companies in our peer group.
(6)	A non-qualified stock option award with a four-year vesting period was granted to Mr. McCallum in August 2009 based on his promotion to Vice President and General Manager, Creative Professional.

Discussion of Compensation and Grants of Plan-Based Awards

Each of our United States based named executive officers has an employment agreement with the Company that provides certain benefits upon the termination of employment. These employment agreements do not, however, include guaranteed compensation amounts that are payable in the ordinary course and each of our named executive officers is compensated under the compensation programs applicable to all of our executive officers. Discussion of amounts payable under these employment agreements if the employment of the named executive officer terminates under certain circumstances is discussed under “Potential Payments upon Termination or Change-in-Control—Employment Agreements in the United States” beginning on page 43 of this Proxy Statement.

No adjustments were made to any plan-based awards that were made to our named executive officers in 2009. For an explanation of the determination of amounts paid to our named executive officers in respect of awards granted under our 2009 Compensation Plan, see “What were the results of the decisions made with respect to executive compensation for 2009?—2009 Cash Incentive Compensation Payments” beginning on page 33 of this Proxy Statement.

Equity Compensation Plans

The following table sets forth information regarding securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2009. To date, the Company has not granted any warrants or rights.

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column) (3)
Equity compensation plans approved by security holders (1)	4,102,152	$6.91	2,289,625
Equity compensation plans not approved by security holders (2)	—	—	—

Total	4,102,152	$6.91	2,289,625

(1)	Includes our 2004 Option Plan and our 2007 Option Plan.
(2)	There are no equity compensation plans in place not approved by security holders.
(3)	Total shares allocated to the plans less the total number of awards granted through December 31, 2009.

The following table sets forth certain information regarding the option grants and stock awards made to the named executive officers as of December 31, 2009.

Outstanding Equity Awards at Fiscal Year-End—2009

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (1) ($)
Douglas J. Shaw	112,000	0	1.45	8/25/2015
	29,256	15,552	6.43	9/30/2016
	61,744	5,448	6.43	9/30/2016
	70,000	90,000	15.11	3/31/2018
	0	18,900	3.63	3/18/2019
	0	160,000	3.63	3/18/2019
Scott E. Landers	23,516	51,738	11.26	7/15/2018
	0	11,300	3.63	3/18/2019
	0	60,000	3.63	3/18/2019
					16,315	147,324
John L. Seguin	34,136	0	1.37	6/17/2015
	30,332	0	1.45	8/25/2015
	31,260	15,552	6.43	9/30/2016
	42,104	2,448	6.43	9/30/2016
	21,875	28,125	15.11	3/31/2018
	0	13,600	3.63	3/18/2019
	0	60,000	3.63	3/18/2019
Janet M. Dunlap	45,552	11,252	6.43	9/30/2016
	3,196	0	6.43	9/30/2016
	7,500	2,500	8.50	12/31/2016
	11,812	15,188	15.11	3/31/2018
	0	8,400	3.63	3/18/2019
	0	27,000	3.63	3/18/2019
					20,000	180,600
John H. McCallum	1,500	750	6.43	9/30/2016
	7,875	10,125	15.11	3/31/2018
	0	6,900	3.63	3/18/2019
	0	20,000	3.63	3/18/2019
	0	20,000	6.46	8/17/2019

(1)	Market value is calculated based on the closing price of our Common Stock on the NASDAQ Global Select Market on December 31, 2009, or $9.03 per share. These shares are subject to the terms of the related restricted stock agreements.

The following table sets forth certain information regarding the number of shares of restricted stock issued under the 2007 Option Plan that vested in 2009 and the corresponding amounts realized by the named executive officers.

Stock Vested—2009

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Douglas J. Shaw	—	—
Scott E. Landers	7,415	52,291
John L. Seguin	—	—
Janet M. Dunlap	—	—
John H. McCallum	2,188	8,115

(1)	The value realized upon the vesting of shares of restricted stock was calculated by multiplying the number of shares vested by the closing market price per share on the date of vesting. These shares are subject to the terms of the related restricted stock agreements.

Potential Payments upon Termination or Change-in-Control

Employment Agreements in the United States

The employment agreements with our United States based named executive officers provide certain benefits upon the termination of employment. Generally, if a named executive officer terminates the executive’s employment for good reason or we terminate the executive’s employment without cause, the executive is entitled to receive payment of any bonus or non-equity incentive plan award that the executive would have been entitled to receive had employment not been terminated, pro rata for the number of days the executive was employed by us during the relevant period. If the named executive officer terminates the executive’s employment for good reason or we terminate the executive’s employment without cause, the named executive officer will receive 100% salary continuation for a period of 12 months from the date of termination.

Cause is defined in the employment agreements as: (i) any act of fraud, gross misconduct or harassment that materially and adversely affects us, (ii) any act of dishonesty, deceit or illegality, in any such case, materially and adversely affecting us, (iii) conviction or indictment (if the indictment has a material adverse effect on us) of a felony, or any misdemeanor involving moral turpitude, (iv) the commission of an act involving a violation of material procedures or policies of ours, (v) a material and sustained failure to perform the duties and responsibilities assigned or delegated under their respective employment agreement which failure continues for 30 days after written notice, (vi) gross negligence or willful misconduct that materially and adversely affects us, or (vii) a material breach by the executive of any of the executive officers’ confidentiality or non-compete obligations.

Good reason is defined in the employment agreements as: (i) a substantial adverse change in the nature or scope of responsibilities, authorities, powers, functions or duties under the respective employment agreement, (ii) a reduction in annual base salary, except for an across-the-board salary reduction similarly affecting all or substantially all management employees, (iii) a requirement by us that the executive be based anywhere other than a specified distance from Woburn, Massachusetts, or (iv) the breach by us of any of our material obligations under the respective employment agreement, after notice and failure to cure such breach within thirty days.

If a named executive officer is terminated based on disability as defined in such executive’s employment agreement, the executive shall continue to receive the executive’s full base salary, less any disability pay or sick pay benefits to which the executive may be entitled under our other benefit policies, employee benefits for a period of up to 12 months and any bonus the executive would have been entitled to receive under the applicable executive compensation plan, prorated based on the number of days the executive was employed with the Company prior to termination.

Employment Arrangements in the United Kingdom

There are no arrangements for payment upon termination of employment with our executive officers in the United Kingdom; however, executive officers located in the United Kingdom are entitled to a statutorily defined notice period prior to termination. During this defined notice period, all payments normally made to the executive officer during the course of his or her employment shall continue to be made through the conclusion of the defined notice period, whether or not the executive officer continues to perform his or her duties. These payments may be extended over the defined notice period or paid in a lump sum.

Stock Options and Restricted Stock for Executive Officers in the United States and United Kingdom

Upon Termination: Stock option grants and restricted stock awards currently held by a named executive officer and which have been granted under our 2004 Option Plan or 2007 Option Plan do not accelerate upon termination of such named executive officers’ employment by us.

Upon a Change of Control:

2004 Option Plan. In the event of a merger, sale or dissolution, or a similar “sale event,” unless assumed or substituted by the successor entity, all stock options granted to our named executive officers under the 2004 Option Plan will terminate upon the effective time of such sale event following an exercise period. Restricted stock shall be treated as provided in the relevant award agreement. If an award is so assumed or continued or substituted and the named executive officer’s employment or service relationship with us terminates (i) within 12 months after such sale event, and (ii) such termination is by us or a successor entity without cause or by the grantee for good reason, 50% of the unvested portion of the award shall automatically become vested.

2007 Option Plan. In the event of a merger, sale or dissolution, or a similar “sale event,” unless assumed or substituted by the successor entity, all stock options granted to a named executive officer under the 2007 Option Plan will automatically become fully exercisable, all other awards granted under the 2007 Option Plan will become fully vested and non-forfeitable and awards with conditions and restrictions relating to the attainment of performance goals may become vested and non-forfeitable in connection with a sale event in the administrator’s discretion. In addition, upon the effective time of any such sale event, after an exercise period, the 2007 Option Plan and all awards will terminate unless the parties to the transaction, in their discretion, provide for appropriate substitutions or assumptions of outstanding awards. Any award so assumed or continued or substituted shall be deemed vested and exercisable in full upon the date on which the named executive officer’s employment or service relationship with us terminates if such termination occurs (i) within 18 months after such sale event, and (ii) such termination is by us or a successor entity without cause or by the grantee for good reason.

Under both the 2004 Option Plan and 2007 Option Plan, cause means the commission of any act by a grantee constituting financial dishonesty against us (which act would be chargeable as a crime under applicable law), any other act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality or harassment which, as determined in good faith by our board of directors, would adversely affect us, the repeated failure to follow the directives of our chief executive officer or our board of directors or any material misconduct, violation of our policies or willful and deliberate non-performance of duty. Under the 2004 Option Plan and the 2007 Option Plan, good reason means a substantial adverse change in the nature or scope of the employee’s responsibilities, authorities, powers, functions or duties, a reduction in the employee’s annual base salary except for across-the-board salary reductions similarly affecting all or substantially all management employees or the relocation of our offices at which the employee is principally employed to a location more than 75 miles from such offices. These definitions are, however, modified by any definition of cause or good reason contained in an executive officer’s employment agreement.

Payments upon a Triggering Event

The following table sets forth information regarding the amounts payable under employment agreements and the plans described above to the named executive officers by us if a termination by us without cause or termination by the named executive officers for good reason occurred on December 31, 2009. These payments are the same regardless of whether the termination is by us without cause or by the executive for good reason, each as defined in the 2004 Option Plan or the 2007 Option Plan.

Name	Base Salary (2)	Continuation of Group Health Plan Benefits (3)	Perquisites and Personal Benefits (4)	Non-Equity Incentive Plan Payments (5)	Equity Incentive Plan Payments (6)	Total
Douglas J. Shaw	$325,000	$15,543	—	$130,000	$993,360	$1,463,903
Scott E. Landers	$260,000	$15,543	—	$78,000	$532,344	$885,887
John L. Seguin	$275,000	$10,852	—	$90,750	$420,840	$797,442
Janet M. Dunlap	$224,000	$870	—	$60,480	$387,050	$672,400
John H. McCallum (1)	$113,204	$0	$13,155	$54,503	$197,635	$378,497

(1)	All cash compensation information for Mr. McCallum has been converted to United States dollars utilizing the exchange rate listed in the Financial Times on December 31, 2009 of 1.61490.
(2)	All payments of base salary are payable in accordance with our usual payroll policies.
(3)	The calculation is based upon the coverage elected by the named executive officer during his or her employment.
(4)	Represents an amount equal to payments that would be made during a statutorily defined notice period to Mr. McCallum, including payment of his automobile allowance and Company contributions to his individual retirement fund.
(5)	Assumes the Company met 100% of our financial targets for 2009 for the Company performance component and that the named executive officer earned his or her target amount for the personal component under the 2009 Compensation Plan. The total target incentive compensation varied by position of the named executive officer and is a percentage of base salary which for 2009 was 40%, 30%, 33%, 27% & 27% respectively. All amounts payable under the 2009 Compensation Plan are payable in accordance with the regularly scheduled payments of the plan.

(6)	The table below further describes the equity incentive plan amounts payable under the plans described upon a change-in-control where the options are assumed or continued and the named executive officer’s employment is terminated by us without cause or by the executive for good reason, each as defined in the 2004 Option Plan and the 2007 Option Plan, within 12 months of the change-in-control or upon a change-in-control:

Name	Number of Shares of Options Vesting due to Change-in- Control (A)	Value of Options Vesting due to Change-in- Control (B)	Number of Shares of Restricted Stock Vesting due to Change-in- Control (A)	Value of Shares of Restricted Stock Vesting due to Change-in- Control (B)	Total
Douglas J. Shaw	279,400	$993,360	0	0	$993,360
Scott E. Landers	123,038	$385,020	16,315	$147,324	$532,344
John L. Seguin	110,725	$420,840	0	0	$420,840
Janet M. Dunlap	57,464	$206,450	20,000	$180,600	$387,050
John H. McCallum	57,400	$197,635	0	0	$197,635

(A)	For shares issued under the 2004 Option Plan, this number represents only the vesting of 50% of shares or options to purchase our Common Stock that were unvested as of December 31, 2009. For shares issued under the 2007 Option Plan, this number represents 100% vesting of shares or options to purchase our Common Stock that were unvested as of December 31, 2009.
(B)	For purposes of this table, the value of shares or options not vested has been calculated by taking the difference of the option exercise price set forth in the table entitled “Outstanding Equity Awards at Fiscal Year-End—2009,” and the closing price of a share of our Common Stock on the NASDAQ Global Select Market on December 31, 2009, or $9.03, multiplied by the number of shares or options to purchase our Common Stock vesting upon the change-in-control.

Payment of all amounts following the termination of a named executive officer and continuation of any health care benefits, is subject to continuing obligations of the named executive officer to cooperate with us to enforce our intellectual property rights, comply with a one-year non-competition agreement, comply with a one-year non-solicitation and non-hire agreement and execute a general release in a form reasonably satisfactory to us. We have the right to cancel the termination benefits if the named executive officer fails to materially comply with any of these provisions or if the executive fails to materially comply with the confidentiality provisions of the executive’s employment agreement. Finally, upon the death of a named executive officer, the executive will be entitled to any benefits that may be due under any life insurance policy of ours maintained similarly for all employees.

Tax and Accounting Considerations

The provisions of Section 162(m) of the Code limit the federal income tax deductibility of compensation paid to the Company’s chief executive officer as well as the four other highest compensated executive officers. For this purpose, compensation can include, in addition to cash compensation, the difference between the exercise price of stock options and the value of the underlying stock on the date of exercise. The Company may deduct compensation with respect to any of these individuals only to the extent that during any fiscal year such compensation does not exceed $1.0 million or meets certain other conditions (such as stockholder approval). Considering the Company’s current compensation plans and policy, the Company and the compensation committee believe that, for the near future, there is little risk that the Company will lose any significant tax deduction relating to executive compensation. We reserve the right, however, to use our judgment to modify the Company’s compensation plans and policies to maximize deductibility, and to authorize compensation payments that do not comply with the exemptions in Section 162(m) of the Code when we believe that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions or the officer’s performance.

VI. COMPENSATION COMMITTEE REPORT

No portion of this Compensation Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on its review of, and the discussions with management with respect to the Compensation Discussion and Analysis, the compensation committee recommended to the board of directors and the board of directors has agreed that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the compensation committee,

Pamela F. Lenehan, Chairperson

Roger J. Heinen, Jr.

A. Bruce Johnston

VII. AUDIT COMMITTEE REPORT

In fulfilling its oversight responsibilities, the audit committee has reviewed and discussed with management the Company’s consolidated financial statements for the year ended December 31, 2009. The audit committee also reviewed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the results of their audit and discussed matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, which provides that certain matters related to the conduct of the audit of the Company’s financial statements are to be communicated to the audit committee. In addition, the audit committee has received from Ernst & Young LLP the written disclosures and the letter required by the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, has discussed with Ernst & Young LLP their independence from management and the Company and has considered and discussed the compatibility of non-audit services provided by Ernst & Young LLP for the Company with that firm’s independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K, for the year ended December 31, 2009, for filing with the SEC.

The audit committee has considered and determined that the provision of the non-audit services described is compatible with maintaining the independence of our registered public accounting firm.

Submitted by the audit committee,

Peter J. Simone, Chairperson

Robert L. Lentz

Pamela F. Lenehan

VIII. AUDIT COMMITTEE INFORMATION AND MATTERS CONCERNING OUR

INDEPENDENT AUDITORS

2008 and 2009 Audit Fee Summary

During 2008 and 2009, the Company retained its principal independent registered public accounting firm, Ernst & Young LLP, to provide services in the following categories and approximate amounts (in thousands):

	2008	2009
Audit fees	$1,804	$1,029
Audit related fees	$150	$—
Tax fees	$90	$36
All other fees	$2	$2

Audit Fees

Audit Fees for 2008 and 2009 consist of fees for professional services associated with the annual consolidated financial statements audit, review of the interim consolidated financial statements and services that are normally provided by Ernst & Young LLP in connection with statutory audits required in regulatory filings. Audit fees for the year ended December 31, 2008 include $468,000 incurred in connection with the secondary offering of shares of our Common Stock completed in the second quarter of 2008 and $406,000 incurred in connection with the audit of the Company’s internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees

Audit-related fees included advisory services related to the Company’s Sarbanes-Oxley compliance program. Tax fees included domestic and international tax compliance, tax advice and tax planning. Audit fees for the year ended December 31, 2009 include fees incurred in connection with the audit of the Company’s internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002.

Tax Fees

Tax fees included domestic and international tax compliance, tax advice and tax planning.

All Other Fees

All other fees in 2008 and 2009 are related to our Ernst & Young LLP on-line research website membership.

All audit, audit-related, tax and all other services provided by our independent registered public accounting firm to the Company in 2008 and 2009 were approved by means of specific pre-approvals by the audit committee.

A representative from Ernst & Young LLP is expected to be present at the Annual Meeting and will be given the opportunity to make a statement if he or she so desires. The representative will be available to respond to questions from stockholders.

Information Regarding Approval of Non-Audit Services

The audit committee oversees the Company’s accounting and financial reporting processes on behalf of the board of directors, and operates under a written charter adopted by the board of directors, a copy of which can be found on the Company’s web-site located at www.monotypeimaging.com. The audit committee pre-approves all auditing services and the terms of non-audit services provided by the Company’s independent registered public accounting firm, but only to the extent that the non-audit services are not prohibited under applicable law and the committee determines that the non-audit services do not impair the independence of the independent registered public accounting firm. In situations where it is impractical to wait until the next regularly scheduled quarterly meeting, the chairman of the audit committee has been delegated authority to approve audit and non-audit services to be provided by our independent registered public accounting firm. Fees payable to our independent registered public accounting firm for any specific, individual service approved by the chairman pursuant to the above-described delegation of authority may not exceed $25,000, plus reasonable and customary out-of-pocket expenses, and the chairman is required to report any such approvals to the full committee at its next scheduled meeting.

The pre-approval requirement is waived with respect to the provision of non-audit services by the independent registered public accounting firm if: (1) the aggregate amount of all such non-audit services provided to us constitutes not more than five percent of the total fees paid by us to our independent registered public accounting firm during the year in which such non-audit services were provided, (2) such services were not recognized at the time of the engagement to be non-audit services, and (3) such services are promptly brought to the attention of the audit committee and approved by the audit committee or by one or more of its members to whom authority to grant such approvals has been delegated by the committee prior to the completion of the independent registered public accounting firm’s audit.

IX. OTHER MATTERS

Expenses and Solicitation of Proxies

The cost of solicitation of proxies for the Annual Meeting will be paid by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms, and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

Stockholder Proposals for Annual Meetings

Stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the Company’s proxy statement and form of proxy for the 2011 annual meeting of stockholders must be received by the Company by December 13, 2010. Such a proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement and form of proxy.

In accordance with our by-laws as currently in effect, for a stockholder to nominate a director or for a proposal of a stockholder to be presented at the Company’s 2011 annual meeting of stockholders, other than a stockholder proposal intended to be included in our proxy statement and submitted pursuant to Rule 14a-8 of the Exchange Act, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Company, together with all supporting documentation required by the Company’s by-laws, not prior to the close of business on December 13, 2010 nor later than the close of business on January 12, 2011. You may contact the Company’s Secretary at the address below for a copy of the relevant by-law provisions regarding the requirements for making stockholder proposals and nominating director candidates. Any such proposals should be mailed to: Monotype Imaging Holdings Inc., 500 Unicorn Park Drive, Woburn, Massachusetts 01801, Attention: Corporate Secretary.

0	¢

MONOTYPE IMAGING HOLDINGS INC.

500 Unicorn Park Drive

Woburn, Massachusetts 01801

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints Douglas J. Shaw and Scott E. Landers as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Monotype Imaging Holdings Inc. held of record by the undersigned on March 25, 2010, at the Annual Meeting of Stockholders to be held on May 13, 2010, at 9:00 a.m. local time at the offices of Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts 02109, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

¢	14475 ¢

ANNUAL MEETING OF STOCKHOLDERS OF

MONOTYPE IMAGING HOLDINGS INC.

May 13, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://ir.monotypeimaging.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

˜ Please detach along perforated line and mail in the envelope provided. ˜

¢ 20230000000000000000 0	051310

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR AND “FOR” ITEM 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.	To elect two Class I directors to serve until the 2013 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified or until their earlier resignation or removal from among the following nominees:					FOR	AGAINST	ABSTAIN
				2.	To ratify Ernst & Young LLP as the Company’s independent Auditors for the year ending December 31, 2010.	☐	☐	☐
		NOMINEES:		3.	To transact such other business as may be properly brought before the Annual Meeting and at any postponements or adjournments thereof.
☐	FOR ALL NOMINEES	O O	Robert M. Givens Roger J. Heinen, Jr.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later postponement or adjournment, the Annual Meeting may be postponed or adjourned.

☐	FOR ALL EXCEPT (See instructions below)
	INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
¢	¢

ANNUAL MEETING OF STOCKHOLDERS OF

MONOTYPE IMAGING HOLDINGS INC.

May 13, 2010

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://ir.monotypeimaging.com

˜ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ˜

■ 20230000000000000000 0	051310

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR AND “FOR” ITEM 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.	To elect two Class I directors to serve until the 2013 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified or until their earlier resignation or removal from among the following nominees:					FOR	AGAINST	ABSTAIN
				2.	To ratify Ernst & Young LLP as the Company’s independent Auditors for the year ending December 31, 2010.	☐	☐	☐
		NOMINEES:		3.	To transact such other business as may be properly brought before the Annual Meeting and at any postponements or adjournments thereof.
☐	FOR ALL NOMINEES	O O	Robert M. Givens Roger J. Heinen, Jr.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later postponement or adjournment, the Annual Meeting may be postponed or adjourned.

☐	FOR ALL EXCEPT (See instructions below)
	INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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